Exhibit 10.3
EXECUTION VERSION

AMENDED AND RESTATED ASSET PURCHASE AGREEMENT

By and Between
TransUnion Risk and Alternative Data Solutions, Inc.
and
TLO, LLC

Dated as of December 12, 2013

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TABLE OF CONTENTS
Page
ARTICLE ITHE PURCHASE    1
1.1Purchase and Sale of Assets and Assumption and Assignment of the Assigned Contracts    1
1.2Assumption of Liabilities    5
1.3Purchase Price    8
1.4Escrow Arrangements    8
1.5The Closing    9
1.6Assigned Contracts    10
1.7Assignment Cooperation    11
1.8Amendments to Acquired Assets    12
1.9Absolute Sale    12
1.10Withholding Obligations    12
1.11Further Assurances    12
1.12CPS Assignment    13
ARTICLE IIREPRESENTATIONS AND WARRANTIES OF THE SELLER    13
2.1Organization, Qualification and Power    13
2.2Authority    14
2.3Non-Contravention    14
2.4Tax Matters    14
2.5Ownership of Assets    15
2.6Intellectual Property    16
2.7Contracts    19
2.8Permits    20
2.9Regulatory    20
2.10Data Use    20
2.11Employees and Employee Benefits    20
2.12Litigation    21
2.13Certain Business Relationships With Affiliates    21
2.14Broker's Fees    22
ARTICLE IIIREPRESENTATIONS AND WARRANTIES OF THE BUYER    22
3.1Organization    22

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3.2Authorization of Transaction    22
3.3Non-Contravention    22
3.4Broker's Fees    23
3.5Sufficiency of Funds    23
3.6Legal Proceedings    23
3.7Independent Investigation    23
3.8Equifax    23
ARTICLE IVPRE-CLOSING COVENANTS    23
4.1Closing Efforts    23
4.2Notices and Consents    24
4.3Bankruptcy Covenants    24
4.4Operation of Business    25
4.5Full Access and Confidentiality; Intellectual Property Records    26
4.6Communications    27
4.7Notice of Breaches    28
4.8Exclusivity    28
4.9[Reserved]    28
4.10Breakup Fee and Expense Reimbursement    28
4.11New Buyer Employees    28
4.12Antitrust; Trade Regulation    29
4.13Bulk Transfer Laws    30
4.14Taxes    30
4.15TLO/CB, LLC Assets    31
ARTICLE VCONDITIONS TO CLOSING    31
5.1Conditions to Obligations of the Buyer    31
5.2Conditions to Obligations of the Seller    33
ARTICLE VIPOST-CLOSING COVENANTS    34
6.1Proprietary Information    34
6.2Books and Records    34
6.3Solicitation and Hiring    35
6.4New Buyer Employees    35
6.5Cooperation in Legal Proceedings    36
6.6Cooperation    36

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6.7Additional Executory Contracts and Unexpired Leases    36
6.8Collection of Certain Accounts Receivable; Payment of Certain Accounts Payable    37
6.9Space for CPS Services    38
6.10Joint Venture    38
ARTICLE VIITERMINATION    38
7.1Termination of Agreement    38
7.2Effect of Termination    39
ARTICLE VIIIMISCELLANEOUS    40
8.1Press Releases and Announcements    40
8.2No Third Party Beneficiaries    40
8.3Entire Agreement    40
8.4Succession and Assignment    40
8.5Counterparts    40
8.6Headings    40
8.7Notices    40
8.8Governing Law    42
8.9Amendments and Waivers    42
8.10Severability    42
8.11Expenses    43
8.12Specific Performance    43
8.13Submission to Jurisdiction    43
8.14Construction    43
8.15Incorporation of Exhibits and Schedules    44

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Exhibit A -	Form of Escrow Agreement

Exhibit B -	Form of Bill of Sale

Exhibit C -	Form of Approval Order

Exhibit D-1 -	Form of U.S. and Canadian Trademark Assignment

Exhibit D-2 -	Form of WIPO Trademark Assignment

Exhibit E -	Form of Instrument of Assumption

Exhibit F -	Form of CPS Assignment

Schedule 1.1(a)(i) -	Fixed Asset Property Listing

Schedule 1.1(a)(ii) -	Intellectual Property

Schedule 1.1(a)(ix) -	Assigned Contracts

Schedule 1.2(a)(iii) -	Certain Assumed Liabilities and Obligations

Schedule 1.2(a)(iv) -	Certain Assumed Accounts Payable

Schedule 1.3(a) -	Deferred Revenue

Schedule 1.3(b) -	AP Credit

Schedule 1.12 -	CPS Jointly Used Assets

Schedule 4.4 -	Operation of the Business

Schedule 5.1(c) -	Consents

Schedule 5.1(h) -	Material Assigned Contracts

Schedule 6.4 -	New Buyer Employees

Schedule 6.8 -	Accounts Receivable Sent to Collections
Disclosure Schedule

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AMENDED AND RESTATED ASSET PURCHASE AGREEMENT
This Amended and Restated Asset Purchase Agreement (the "Agreement") is entered into as of December 12, 2013 by and between TransUnion Risk and Alternative Data Solutions, Inc. (f/k/a TransUnion Acquisition Corp.), a Delaware corporation (the "Buyer"), and TLO, LLC, a Florida limited liability company (the "Seller"), with the Seller as Debtor and Debtor-In-Possession. The Buyer and the Seller are referred to collectively herein as the "Parties."
W I T N E S S E T H:
WHEREAS, the Seller has filed a voluntary petition for relief commencing a case (the "Bankruptcy Case" or "Chapter 11 Case") under Chapter 11 of Title 11 of the United States Code (such title of the United States Code, the "Bankruptcy Code") in the United States Bankruptcy Court for the Southern District of Florida (the "Bankruptcy Court");
WHEREAS, the Seller desires to sell, transfer, convey and assign to the Buyer, and the Buyer desires to purchase and acquire from the Seller, substantially all of the Seller's assets free and clear of all liens, claims, encumbrances, liabilities and other obligations and interests (collectively, "Interests"), other than Assumed Liabilities (as herein defined), all as more specifically set forth herein; and
WHEREAS, the Parties contemplate that such assets will be sold, transferred, conveyed and assigned to Buyer and/or its designee pursuant to §§363 and 365 of the Bankruptcy Code and in accordance with an order to be entered by the Bankruptcy Court and in accordance with this Agreement.
NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and undertakings herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows.

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ARTICLE I

THE PURCHASE
1.1    Purchase and Sale of Assets and Assumption and Assignment of the Assigned Contracts.
(a)    Upon and subject to the terms and conditions of this Agreement, the Buyer shall purchase from the Seller, and the Seller shall sell, transfer, convey, assign and deliver to the Buyer, at the Closing (as defined in Section 1.5(a)), free and clear of all Interests other than the Assumed Liabilities and for the aggregate consideration specified below in this Article I, all of the Seller's right, title and interest throughout the world in and to all of the assets of the Seller existing as of the Closing, whether tangible or intangible, real, personal or mixed, with the sole exception of the Excluded Assets (defined below) (collectively, the "Acquired Assets"). The Acquired Assets shall include, without limitation, all of the Seller's right, title, and interest in and to the following:
(i)    All machinery, equipment, furniture, furnishings, fixtures, leasehold improvements and other tangible personal property including, without limitation, such of the foregoing set forth on the fixed asset property listing provided by Seller to the Buyer which is set forth as Schedule 1.1(a)(i) hereto, including the tangible personal property owned by TLO/CB, LLC to be transferred to Seller prior to Closing pursuant to Section 4.15.
(ii)    All (A) patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, re-examination, utility model, certificate of invention and design patents and patent applications, design registrations and applications for design registrations, (B) trademarks, service marks, logos, tradenames and corporate names and registrations and applications for registration thereof, (C) copyrights and registrations and applications for registration thereof, including moral rights of authors, (D) computer software and documentation, including all source code, object code and works-for-hire, (E) trade secrets and confidential business information, whether patentable or non-patentable and whether or not reduced to practice, know-how, manufacturing and product processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans, customer and supplier lists and information, Data (defined below), internet domain name registrations, and internet protocol addresses, (F) other proprietary rights relating to any of the foregoing (including, without limitation, remedies against infringements thereof and rights of protection of interest therein under the laws of all jurisdictions), and (G) copies and tangible embodiments thereof, including all books or records related thereto (collectively, "Intellectual Property"). The Intellectual Property shall include, but not be limited to, the items set forth on Schedule 1.1(a)(ii) hereto (the "Intellectual Property Listing") which lists each patent, copyright registration, trademark, service mark, trade name and registration of a trademark, service mark or trade name and any other registration which has been issued to or is

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otherwise owned by the Seller with respect to any of its Intellectual Property, identifies each pending patent, copyright, trademark, service mark or trade name application which the Seller has made or is otherwise owned by the Seller with respect to any of its Intellectual Property, identifies all computer software owned by the Seller, including names and functional descriptions of each software system and of each material component or module thereof, and identifies each license or other agreement pursuant to which the Seller has granted any rights to any third party with respect to any of its Intellectual Property.
(iii)    Any right that the Seller has to sue for past, present or future infringement, misappropriation or violation of rights relating to the Intellectual Property and to retain any damages and profits due or accrued (the "Intellectual Property Claims").
(iv)    Any right that the Seller has (a) to collect royalties and other payments under or on account of any of the Intellectual Property and (b) to collect or receive royalties pursuant to 11 U.S.C. §365(n) (the "Acquired Royalties").
(v)    All invention assignment agreements.
(vi)    All books and records related to the Intellectual Property.
(vii)    All rights to assert any attorney-client privilege and attorney work-product protection of Seller or associated with the Acquired Assets.
(viii)    Any and all data and information (collectively, the "Data") licensed, obtained, or otherwise received, developed, generated or recorded, by Seller, including but not limited to any and all copies, reproductions, embodiments or versions of any information or data (whether in electronic, human or machine readable or executable form or any other format) in the possession, custody or control of the Seller or its representatives, or that the Seller or its representatives otherwise has the right to access.
(ix)    The rights under all (A) agreements and other contracts, (B) instruments, (C) licenses and sublicenses and (D) leases (for real and personal property) of the Seller, in each case, either (1) that have been made available to Buyer in the electronic data room prior to the date of this Agreement and which are set forth on Schedule 1.1(a)(ix) hereto as of the Closing, or (2) that are Unavailable Contracts, which shall be deemed set forth on Schedule 1.1(a)(ix) unless and until removed from such Schedule pursuant to this Agreement (collectively, the "Assigned Contracts"). "Unavailable Contracts" are agreements and other contracts, instruments, licenses and sublicenses and leases (for real and personal property) of the Seller and its direct and indirect subsidiaries and, to the extent used in, required or necessary for the conduct of the Business, of its Affiliates, that (x) are not set forth on Schedule 1.1(a)(ix) as an Assigned Contract and (y) as of October 31, 2013 have not been made available to Buyer in the electronic data room (other than

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those based upon form agreements so made available to Buyer in the electronic data room with no substantial variation from the form made available).
(x)    All rights under any contract under which the counterparty or counterparties agree or have agreed not to compete with the operations or property of the Seller, agree or have agreed not to solicit the employees of the Seller, or agree or have agreed to maintain the confidentiality of confidential information regarding the Seller, without regard to whether any such contract is an Excluded Asset (defined below).
(xi)    All guaranties, warranties, representations, indemnities and similar rights in favor of Seller to the extent related to any Acquired Asset.
(xii)    All causes of action, lawsuits, judgments, claims and demands of any nature available to or being pursued by Seller related to the Acquired Assets, the Assumed Liabilities (defined below) or the ownership, use, function or value of any Acquired Asset, whether arising by way of counterclaim or otherwise (the "Acquired Causes of Action"), including without limitation any such Acquired Causes of Action against any counterparties to any of the Assigned Contracts, customers of the Seller, and vendors or suppliers to the Seller.
(xiii)    All permits, licenses, registrations, certificates, orders, approvals, franchises, variances and similar rights used by the Seller (collectively, "Permits") issued by or obtained from any governmental, regulatory or administrative authority or agency, court or arbitrational tribunal (a "Governmental Entity") to the fullest extent such Permits are transferable under applicable law.
(xiv)    All accounts receivable and other rights to payment from customers of the Seller, counterparties to the Assigned Contracts, or any other third party, for work in progress, goods sold, or services rendered from and after the Closing Date (as defined below) (the "Acquired Receivables").
(xv)    All books, records, files, documents, correspondence, lists (including customer and prospect lists), procedural manuals, Intellectual Property records, engineering drawings or specifications, advertising and promotional materials, studies, reports and other printed, written or recorded materials (whether in electronic, human or machine readable or executable form or any other format) relating to any of the Acquired Assets or any of the Assumed Liabilities (collectively, the "Books and Records").
(xvi)    All goodwill of the Seller relating to any of the Acquired Assets.
(xvii)    Any other assets of the Seller (other than (A) contracts and agreements, (B) instruments, (C) licenses and sublicenses and (D) leases (for real and personal property) that are not otherwise Assigned Contracts as set forth in clause (ix) above) used or useful

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in the conduct of the Business or the CPS Services (as defined below). “Business” means the Seller’s business as currently conducted or currently proposed to be conducted except for the CPS Services, including, but not limited to, providing investigative and risk management tools for uses including due diligence, threat assessment, identity authentication, location services, asset identification, asset recovery, fraud prevention and detection, legislative compliance, and debt recovery through third party and proprietary database access and proprietary linking and assessment algorithms, including the TLOxp® Online Investigative System, and any other for-profit business of the Seller as currently conducted or currently proposed to be conducted.
(b)    Notwithstanding the provisions of Section 1.1(a), the Acquired Assets shall not include the following assets (collectively, the "Excluded Assets"):
(i)    the limited liability company articles of organization and operating agreement, qualifications to conduct business as a foreign limited liability company, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, Tax returns, seals, minute books, membership interest transfer books and other documents relating to the organization and existence of the Seller or its direct or indirect subsidiaries ("Subsidiaries");
(ii)    all of the rights of the Seller under this Agreement or the Ancillary Agreements (for purposes of this Agreement, "Ancillary Agreements" shall mean the bill of sale and other instruments of conveyance referred to in Section 1.5(b)(ii), and the instrument of assumption and other instruments referred to in Section 1.5(c)(iii), and all other agreements, instruments and other documents executed in connection with this Agreement);
(iii)    all avoidance actions of Seller's bankruptcy estate arising under the Bankruptcy Code, including §§542 through 550 of the Bankruptcy Code, and any claims or causes of action available to the Seller’s bankruptcy estate or parties in interest against Technology Investors, Inc. (“TechInc”) including for re-characterization of debt to equity; provided, however, that on and after the Closing, Seller and its bankruptcy estate shall not prosecute, or continue the prosecution of, any avoidance action against (a) Buyer or any employee, officer, director or Affiliate (as defined in Section 2.13 hereof) of Buyer, (b) any counter-party to any Assigned Contract, or any customer of, or supplier or vendor to, the Business, or (c) any other person or entity where that Buyer reasonably determines that the avoidance action could interfere with Buyer’s peaceful and profitable enjoyment of the Acquired Assets;
(iv)    any and all capital stock or other equity interest owned by the Seller in any direct or indirect Subsidiary, except as provided in Section 6.10;
(v)    any and all refunds or rights to refunds from any federal, state, local or foreign taxing authority arising out of the Seller's operations and activities at any time prior to the Closing;

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(vi)    all contracts, agreements, instruments, licenses, sublicenses or leases that are not Assigned Contracts;
(vii)    all originals and copies of the items set forth in Section 1.1(a)(xv) above to the extent they relate solely to the Excluded Assets or the Retained Liabilities or, except in the case of Intellectual Property, are the subject of attorney-client privilege between the Seller and its attorneys or work-product protection or privilege (the Seller specifically reserving and not waiving any and all such attorney-client privileges or work-product protection or privilege), all employee-related or employee benefit-related files or records, and any other books and records that Seller is prohibited from disclosing or transferring under applicable law or is required by applicable law to retain;
(viii)    all insurance policies on the life of Hank Asher and all claims and rights thereunder, including, without limitation, all rights to proceeds thereunder;
(ix)    all insurance policies of Seller;
(x)    all cash and cash equivalents owned by Seller;
(xi)    all accounts receivable and other rights to payment that are not Acquired Receivables;
(xii)    all claims of the Seller against Seller’s officers, directors and professional advisors, except for any such claims against any of Seller’s officers or directors that become officers, directors or employees of Buyer; and
(xiii)    all additional causes of action, lawsuits, judgments, claims and demands available to or being pursued by Seller, other than those set forth in Section 1.1(b)(xii) and the proviso to Section 1.1(b)(iii)), to the extent relating to any Excluded Assets or Retained Liabilities including, without limitation, the pending lawsuit relating to the insurance policy on the life of Hank Asher.
1.2    Assumption of Liabilities.
(a)    Upon and subject to the terms and conditions of this Agreement, the Buyer shall assume and become responsible for, from and after the Closing, all of the following (collectively, the "Assumed Liabilities"):
(xiv)    all obligations and liabilities of the Seller under any Assigned Contract set forth on Schedule 1.1(a)(ix) attached hereto that accrue and are required to be performed from and after the Closing, provided that as of the date such Assigned Contract is assigned to the Buyer, the Seller has not breached (with or without notice or lapse of time, or both) and is not in

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default thereunder (other than because of a provision of the type set forth in 11 U.S.C. § 365(e)), or any such breach or default, as applicable, has been cured by the Seller as of the Closing;
(xv)    Buyer’s obligations under Section 4.14(b);
(xvi)    the liabilities and obligations set forth on Schedule 1.2(a)(iii), provided, that the Office Lease with BRE/Boca Corporate Center, dated August 18, 2008, as amended (the “BRE Lease”), is assumed by, and assigned to, Buyer at Closing with the consent of landlord on terms and conditions set forth in the Approval Order as an Assigned Contract;
(xvii)    those trade accounts payable of the Seller relating to products or services provided to the Seller following the filing of the Bankruptcy Case by any counterparty to an Assigned Contract and set forth on Schedule 1.2(a)(iv) (the sum of the amounts of such accounts payable, the “Assigned AP Amount”), which Schedule 1.2(a)(iv) shall be mutually agreed by the Parties and delivered at Closing; and
(xviii)    any out-of-pocket costs or expenses incurred in connection with deinstalling and removing Data at the leased premises located in Boca Raton, Florida not purchased by Buyer, but excluding any costs or expenses in connection with deinstalling and removing Data that are retained by Tracers Information Specialists, Inc. ("Tracers") pursuant to the Mediation Settlement, dated November 11, 2013, by and between Seller and Tracers (the "Tracers Settlement").
(b)    The Buyer shall not assume or otherwise become responsible for, and the Seller shall remain liable for, any and all liabilities or obligations (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, whether due or to become due, and whether claims with respect thereto are asserted before or after the Closing) that are not Assumed Liabilities (collectively, the "Retained Liabilities"). The Retained Liabilities include, without limitation, the following:
(i)    all such liabilities or obligations arising out of or relating to any product liability, breach of warranty or contract or similar claim for injury to person or property, whether based on negligence, breach of warranty, strict liability, enterprise liability or any other legal or equitable theory arising from defects in any products or services, the use or misuse of any Data, or the use or misuse of any products or services sold on or prior to the Closing, or the acquisition, creation or use of the Acquired Assets on or prior to the Closing;
(ii)    any such liability or obligation to or in respect of any employees or former employees of Seller or those employees' beneficiaries, whether directly or with respect to any Employee Benefit Plan (other than any such liability or obligation of the Buyer to, or in respect of, any such employee employed by the Buyer);

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(iii)    any such liabilities or obligations for breaches or defaults of any Assigned Contract based on events occurring prior to the Closing and any liability or obligation for payments or amounts due under any Assigned Contract based on events occurring prior to the Closing, including without limitation all Cure Costs (defined below) under all Assigned Contracts (except as set forth in Section 6.7), which shall be paid by Seller;
(iv)    except as provided in Section 1.2(a)(ii), any such liabilities or obligations for (i) any Taxes (as defined below), (ii) any Taxes related to the Acquired Assets that were incurred in or are attributable to any taxable period (or portion thereof) ending before the Closing Date, (iii) any Taxes of another person for which the Seller is liable, including, but not limited to Taxes for which the Seller is liable by reason of Treasury Regulations Section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign law), being a transferee or successor, any contractual obligation or otherwise, and (iv) any income, transfer, sales, use or other Taxes arising in connection with the consummation of the transactions contemplated by this Agreement (including any income Taxes arising as a result of the transfer by Seller to the Buyer of the Acquired Assets);
(v)    any such liabilities or obligations under any state, federal, foreign, international, or local law, regulation, order, or other legal requirement arising from the Seller's acquisition, use, disclosure, maintenance, or disposal of Data or other information, including but not limited to any such liabilities or obligations arising under the Fair Credit Reporting Act, Gramm-Leach-Bliley Act, Federal Trade Commission Act, Fair and Accurate Credit Transactions Act, Electronic Communications Privacy Act, Telephone Consumer Protection Act, Health Insurance Portability and Accountability Act, Cable Communications Policy Act of 1984, Video Privacy Protection Act of 1988, the Child Online Privacy Protection Act, Health Information Technology for Economic and Clinical Health (HITECH) Act, and the Driver's Privacy Protection Act of 1994, each as amended, as well as state data breach and data security laws;
(vi)    any claims, liabilities, costs or expenses associated with any contracts, agreements, instruments or licenses which are not Assigned Contracts;
(vii)    any and all liability in connection with any proofs of claim or motions or applications for payment of administrative expenses in the Chapter 11 Case; and
(viii)    all amounts, if any, owed by Seller to any of its investment advisors, including Bayshore Partners, LLC and GCA Savvian Advisors, LLC, attorneys or other professionals.
(c)    Nothing herein shall grant or create any rights in favor of the holders of Retained Liabilities or create any priority to right of payment. It is expressly understood and agreed that the Parties intend that the Buyer shall not be considered to be a successor to the Seller by reason

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of any theory of law or equity and that the Buyer shall have no liability except as expressly provided in this Agreement for any liability of the Seller.
1.3    Purchase Price. The aggregate purchase price (the "Aggregate Purchase Price") to be paid by the Buyer to the Seller for the Acquired Assets shall be:
(a)    $154,000,000, which is comprised of the sum of (x) $144,000,000, payable in cash at the Closing from the Buyer plus (y) $9,000,000 payable in cash at the Closing from the Deposit (defined below), in each case by wire transfer or other delivery of immediately available funds to the Seller, plus (z) $1,000,000 that Buyer has deposited (the "AP Reimbursement Escrow") in cash into an interest-bearing escrow account established pursuant to the terms of the Escrow Agreement attached hereto as Exhibit A ("Escrow Agreement") among Buyer, Seller and Wells Fargo Bank, National Association, a national banking association, as escrow agent (the "Escrow Agent") (the "Cash Purchase Price"), provided, however, notwithstanding anything to the contrary contained herein, Buyer shall be entitled to a credit against the Cash Purchase Price equal to the sum of the Assigned AP Amount and the Deferred Revenue Amount, and Seller shall be entitled to an upward adjustment to the Cash Purchase Price equal to the AP Credit; and
(b)    the assumption by the Buyer at Closing of the Assumed Liabilities, including, without limitation, the Assigned AP Amount and the obligations arising from and after the Closing Date under the Assigned Contracts.
“Deferred Revenue Amount” means as of the Closing, the amount, if any, equal to the aggregate Deferred Revenue (as defined below) attributable to the Assigned Contracts that are fully assigned to the Buyer at Closing, which Deferred Revenue is set forth on Schedule 1.3(a), as amended by Seller as of the Closing, and consented to by Buyer. “Deferred Revenue” means cash received by the Seller before the Closing for products or services not provided or rendered prior to the Closing (which for products or services billed as a fixed amount for any period that begins prior to and ends after the Closing shall be determined by reference to the number of days in such period prior to the Closing in proportion to the number of days in such period). “AP Credit” means, as of the Closing, the amount, if any, equal to the aggregate of all deposits held by, and all prepayments attributable to periods on or after the Closing paid to, any counterparty to an Assigned Contract that is assigned to the Buyer at Closing, which AP Credit is set forth on Schedule 1.3(b), as amended by Seller as of the Closing, and consented to by Buyer (which for prepayments with respect to products or services billed as a fixed amount for any period that begins prior to and ends after the Closing shall be determined by reference to the number of days in such period on or after the Closing in proportion to the number of days in such period).
1.4    Escrow Arrangements.
(a)    The Deposit. Buyer has deposited $10,000,000 (the "Deposit") in cash into an interest-bearing escrow account established pursuant to the terms of the Escrow Agreement among Buyer, Seller and Escrow Agent, which Deposit, together with any and all interest earned thereon (subject to the terms of the Escrow Agreement), shall be held and disbursed by the Escrow

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Agent in accordance with the terms of the Escrow Agreement. The Buyer and the Seller hereby agree that the Buyer shall be entitled to a full refund of the Deposit, plus all accrued interest (subject to the terms of the Escrow Agreement), upon the occurrence of any of the following circumstances: (1) the Seller and the Buyer terminate this Agreement by mutual agreement in accordance with Section 7.1(a) hereof, (2) the Seller is in material breach of this Agreement and the Buyer terminates this Agreement pursuant to Section 7.1(b) hereof, (3) the Buyer terminates this Agreement pursuant to Sections 7.1(c), (d), or (g) hereof, (4) the Bankruptcy Court enters an order approving the sale, lease or other disposition of all or substantially all of the Acquired Assets to a Person other than the Buyer or its designee (an "Alternative Sale") and either (a) the Alternative Sale closes or does not close within thirty (30) days of the entry of an order of the Bankruptcy Court approving the Alternative Sale, or (b) the Buyer is not approved as the back-up bidder in the Bankruptcy Court order approving the Alternative Sale, (5) the Seller or Buyer terminates this Agreement pursuant to Section 7.1(f) hereof, or (6) any event or circumstance occurs that entitles the Buyer to the return of its Deposit as provided in the Bid Procedures Order (as defined below). The Buyer and the Seller further agree that the Seller shall be entitled to the Deposit, plus all accrued interest (subject to the terms of the Escrow Agreement), only upon the occurrence of any of the following circumstances: (1) the Closing (in which event, the Deposit shall be a credit against the Cash Purchase Price, as provided in Section 1.3(a) hereof), or (2) the Buyer is in material breach of this Agreement and Seller terminates this Agreement pursuant to Section 7.1(b) hereof.
(b)    The AP Reimbursement Escrow. The AP Reimbursement Escrow shall be held and disbursed by the Escrow Agent in accordance with the terms of the Escrow Agreement. The Buyer and the Seller hereby agree that the AP Reimbursement Escrow shall be available to the Buyer to reimburse the Buyer for the payment of trade accounts payable pursuant to Section 6.8(b) and that the Seller shall be entitled to the remainder of the AP Reimbursement Escrow plus accrued interest (if any) (subject to the terms of the Escrow Agreement), on the date that is ninety (90) days after the Closing Date.
1.5    The Closing.
(a)    The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Akerman LLP in Fort Lauderdale, Florida, or such other location as may be mutually agreed upon by the Parties, commencing at 9:00 a.m. Prevailing Eastern Time within three business days following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (the "Closing Date").
(b)    At the Closing, the Seller shall deliver or cause to be delivered to Buyer:
(i)    the various certificates, instruments and documents referred to in Section 5.1;

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(ii)    (A) a bill of sale in the form attached hereto as Exhibit B, and (B) such other instruments of conveyance as the Buyer may reasonably request in order to effect the sale, transfer, conveyance and assignment to the Buyer of good title to the Acquired Assets;
(iii)    a certified copy of the Approval Order (as defined in Section 4.3(a)), substantially in the form attached hereto as Exhibit C, with only such modifications thereto as Buyer and Seller may accept;
(iv)    Intellectual Property assignments (which assignments shall be prepared, at Buyer's expense, by Buyer or its counsel with full cooperation of Seller and its counsel), duly executed by the Seller and/or, if applicable, any party to which a security interest was granted or assignment made with respect to the foregoing, providing for the assignment and transfer to the Buyer of all of such entity's right, title and interest in and to all patents, copyrights, trademarks, service marks, service names, trade names or any applications therefor and any other Intellectual Property, including trademark assignments in the forms attached hereto as Exhibit D-1 and Exhibit D-2, and any and all files, applications, assignments or other documents relating to the prosecution or maintenance of any such Intellectual Property;
(v)    all of the Acquired Assets of a tangible nature;
(vi)    access to the leased real property site of the Seller located in Boca Raton, Florida;
(vii)    a list of all security codes, passwords and log-ins used by each Seller’s system administrators to access any and all computer hardware and software, electronic networks, databases, and all other information technology systems, equipment, networks and devices;
(viii)    a signature page to the Escrow Agreement; and
(ix)    cross-receipts and such other instruments, documents or agreements, in form and substance reasonably acceptable to the Buyer, as may be necessary or reasonably requested by Buyer to effect and evidence the transactions contemplated by this Agreement.
(c)    At the Closing, Buyer shall deliver or cause to be delivered to Seller:
(i)    the various certificates, instruments and documents referred to in Section 5.2;
(ii)    the Cash Purchase Price provided for in Section 1.3(a), in immediately available funds by wire transfer to an account or accounts to be designated by Seller;

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(iii)    an instrument of assumption in the form attached hereto as Exhibit E and such other instruments as the Seller may reasonably request in order to effect the assumption by the Buyer of the Assumed Liabilities;
(iv)    a signature page to the Escrow Agreement; and
(v)    cross-receipts and such other instruments, documents or agreements, in form and substance reasonably acceptable to the Seller, as may be necessary or reasonably requested by Seller to effect and evidence the transactions contemplated by this Agreement.
1.6    Assigned Contracts.
(a)    The Assigned Contracts are set forth on Schedule 1.1(a)(ix) and, to the extent available, identified by the date of the Assigned Contract and the other party or parties to the Assigned Contract. At any time after the conclusion of the Auction and prior to the Closing Date, the Buyer may, without any effect on the Aggregate Purchase Price, amend Schedule 1.1(a)(ix), to (i) add to or delete from the list of Assigned Contracts set forth on Schedule 1.1(a)(ix) any contract, instrument, license, sublicense or lease of the Seller upon (A) the consent of the Seller, and (B) the consent of the Committee (as defined in the Bidding Procedures) and TechInc not to be unreasonably withheld in the case of this clause (B) (provided that no such consent under clauses (A) or (B) shall be required to add or remove any Unavailable Contract from Schedule 1.1(a)(ix)), or (ii) delete from the list of Assigned Contracts set forth on Schedule 1.1(a)(ix) any contract, instrument, license, sublicense or lease of the Seller that the Bankruptcy Court has determined is not assignable by the Seller to the Buyer. Upon the written consent of the Seller or upon notice from the Buyer in the case of an Unavailable Contract, Schedule 1.1(a)(ix) shall automatically be deemed amended in accordance with such written consent of the Seller or such notice from the Buyer, as applicable.
(b)    The Approval Order (as defined in Section 4.3(a)) will provide for the assumption by Seller and the sale and assignment to Buyer, effective upon the Closing, of the Assigned Contracts such that as of the Closing, Seller shall assume pursuant to Section 365(a) of the Bankruptcy Code, and sell and assign to Buyer pursuant to Sections 363(b), (f) and (m) and Section 365(f) of the Bankruptcy Code, each of the Assigned Contracts. The costs to cure any defaults required to be paid pursuant to Section 365 of the Bankruptcy Code in connection with the assumption and assignment of the Assigned Contracts (the “Cure Costs”) have been and will, in the first instance, be determined in good faith by Seller based on Seller's Books and Records; provided, however, in the event that the Bankruptcy Court determines that the Cure Costs with respect to any Assigned Contract are greater than the amount determined by the Seller, the Seller shall be responsible for payment of the full amount of the Cure Costs as determined by the Bankruptcy Court, except as provided in Section 6.7. The Seller's determination of the anticipated Cure Costs are and will be set forth on Schedule 1.1(a)(ix), as may be updated by the Seller from time to time to reflect its determination of anticipated Cure Costs with respect to any Assigned

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Contracts that are added to Schedule 1.1(a)(ix) after the date of this Agreement in accordance with this Agreement. Seller shall be responsible for providing notice to the non-debtor parties of the proposed assumption and assignment and Cure Costs in accordance with all applicable bankruptcy rules and the Bankruptcy Code. All Cure Costs, as finally determined by the Bankruptcy Court, shall be paid by the Seller, except as provided in Section 6.7. Buyer will use commercially reasonable efforts to provide, to the extent necessary, evidence of its ability to provide adequate assurance of future performance to the other party to each Assigned Contract, whether or not there has been a default under the Assigned Contract, as may be required by Section 365 of the Bankruptcy Code.
1.7    Assignment Cooperation. If Buyer waives the condition to closing set forth in Section 5.1(h) with respect to an Assigned Contract, Buyer and Seller may proceed with the Closing and without the sale, assignment, transfer, conveyance or delivery of such Assigned Contract, and without any reduction in the Aggregate Purchase Price; provided, however, (1) following the Closing, at Buyer’s election, Seller shall execute such documents, take such other actions, and enter into such reasonable and lawful arrangements, in each case as Buyer may request, that will, to the fullest extent possible, provide to Buyer the benefits of use of such Assigned Contract from and after the Closing (with Buyer to assume all liabilities and obligations of the Seller arising after the Closing with respect to each such Assigned Contract under which, and to the extent that, Buyer receives the benefits of the Assigned Contract); and provided, further, if and when authorization, approval, consent or waiver for the sale, assignment, transfer, conveyance or delivery of any such Assigned Contract not sold, assigned, transferred, conveyed or delivered at the Closing is obtained after the Closing, Seller shall sell, assign, transfer, convey and deliver such Assigned Contract to Buyer at no additional cost to Buyer, subject to Bankruptcy Court approval thereof. Except as specifically set forth in this Section 1.7, any contract that is not sold, assigned, transferred, conveyed or delivered to Buyer is not an Assigned Contract.
1.8    Amendments to Acquired Assets. Notwithstanding anything in this Agreement to the contrary, Buyer may by written notice to Seller referencing this section, in its sole and absolute discretion, at any time prior to the Closing, delete any asset (other than an Assigned Contract listed on Schedule 1.1(a)(ix)), from the Acquired Assets being acquired by Buyer under this Agreement without any effect on the Aggregate Purchase Price. Upon delivery of such notice to Seller, the assets referenced in such notice shall automatically be deemed Excluded Assets for purposes of this Agreement.
1.9    Absolute Sale. Subject to the Approval Order, and except for the Assumed Liabilities, Seller's sale, transfer, conveyance, assignment and delivery of the Acquired Assets to Buyer shall be free and clear of all Interests, including Security Interests (as defined in Section 2.5), of any kind or character, and at the Closing, Buyer will become the true and lawful owner of, and will receive good title to, the Acquired Assets, free and clear of all Interests, including Security Interests, of any kind or character.

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1.10    Withholding Obligations. Buyer shall be entitled to deduct and withhold from the Cash Purchase Price payable pursuant to this Agreement such amounts as it reasonably determines it is required to deduct and withhold with respect to the consideration payable pursuant to this Agreement under the Internal Revenue Code of 1986, as amended (the "Code"), or any other applicable tax statute or tax law of any jurisdiction to the extent required if Seller does not provide either (a) a Form W-8 or W-9 certifying that it is not subject to back-up withholding or (b) a FIRPTA certificate certifying that it is not a foreign person. Buyer shall timely pay over such withheld amounts to the appropriate Governmental Entity on behalf of the Seller from whom such amounts are withheld in accordance with the Code or such other applicable tax statute or tax law of any jurisdiction. To the extent that amounts are so withheld by Buyer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Seller in respect of which such deduction and withholding was made by Buyer. Buyer shall also have the right to collect Forms W-8 or W-9, or such other similar U.S. federal, state, local or foreign forms relating to withholding obligations as may be applicable, from Seller.
1.11    Further Assurances. Without limiting Section 1.7 hereof or any other provision of this Agreement, at any time and from time to time upon or after the Closing, at the request of either Party and without further consideration, either Party shall execute and deliver such other instruments of sale, transfer, conveyance and assignment and take such actions as the requesting Party may reasonably request to more effectively transfer, convey and assign to Buyer on the terms set forth in this Agreement, and to confirm Buyer’s rights to, title in and ownership of, the Acquired Assets pursuant to this Agreement, including the additional executory contracts and unexpired leases acquired pursuant to Section 6.7, and to place Buyer in actual possession and operating control of the Acquired Assets, including the additional executory contracts and unexpired leases acquired pursuant to Section 6.7, including requesting or directing third parties to consent to transfer or assignment or to execute releases. In the event that the transfer of an Acquired Asset that is not an Assigned Contract is restricted, the Parties shall cooperate with each other in good faith (at Seller's expense) in such reasonable and lawful arrangements that will provide to Buyer the benefits of use of such Acquired Asset that Seller would have obtained had the Acquired Asset been conveyed to Buyer at the Closing. Without limiting the foregoing, and notwithstanding anything to the contrary contained in this Agreement, if any assets useful in the operation of the Business are owned or licensed by a direct or indirect subsidiary or other Affiliate of Seller, Seller shall cause such Affiliate to transfer all rights, title and interest in and to such asset to Buyer for no additional consideration.
1.12    CPS Assignment. Within five (5) business days following the Closing, the Buyer shall execute in favor of a newly created limited liability company to be formed prior to Closing (the “CPS LLC”), a bill of sale in substantially the form attached hereto as Exhibit F, including completed exhibits identifying the specific assets used exclusively in the CPS Services (the “CPS Assignment”). The CPS Assignment shall convey from the Buyer to the CPS LLC all right, title and interest Buyer may acquire from Seller with respect to the assets used exclusively in the CPS

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Services. The Parties agree that the CPS Assignment shall not transfer any ownership rights in any software or system that is not used exclusively in the CPS Services. In connection with the CPS Assignment the Buyer will also provide a limited use license to CPS LLC to use the software identified on Schedule 1.12 solely for the purpose of supporting the CPS Services (the “CPS License”). The Buyer consents that CPS LLC may, at any time, license the assets used in the CPS Services (including granting a one-time sublicense of the CPS License) to a newly-created non-profit organization to provide the CPS Services going forward.
ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SELLER
The Seller represents and warrants to the Buyer that the statements contained in this Article II are true and correct, except as set forth in the disclosure schedule attached hereto (the "Disclosure Schedule"). All of the Seller's representations and warranties set forth in this Agreement shall terminate as of the Closing. The Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections contained in this Article II, and the disclosures in any section of the Disclosure Schedule shall qualify only the corresponding section in this Article II and any other section of this Article II to the extent it is readily apparent to a person exercising reasonable judgment on the face of such disclosure that such disclosure also qualifies such other section of this Article II.
2.1    Organization, Qualification and Power. The Seller is a limited liability company duly formed, validly existing, and in good standing under the laws of the state of Florida. The Seller is duly qualified to conduct its business and is in good standing under the laws of each jurisdiction in which the nature of its business or the ownership or leasing of its properties as currently conducted requires such qualification as set forth in Section 2.1 of the Disclosure Schedule, except for jurisdictions where the failure to so qualify or be in good standing would not have a material adverse effect on the properties or assets of the Seller taken as a whole. The Seller has all requisite limited liability company power and authority to carry on the business in which it is engaged as currently conducted and to own and use the properties owned and used by it. The Seller has no Subsidiary that owns or controls any assets related to the Business.
2.2    Authority. Subject to the entry of the Approval Order (as defined in Section 4.3(a)), (a) the Seller has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it will be a party and to perform its obligations hereunder and thereunder; (b) the execution and delivery by the Seller of this Agreement and the Ancillary Agreements to which it will be a party and the performance by the Seller of this Agreement and the Ancillary Agreements to which it will be a party and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary limited liability company action on the part of the Seller; (c) this Agreement has been duly and validly executed and delivered by the Seller and constitutes a valid and binding obligation of the

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Seller, enforceable against the Seller in accordance with its terms; and (d) each of the Ancillary Agreements, upon its execution and delivery by the Seller, will constitute a valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms.
2.3    Non-Contravention. Subject to the need to obtain the Approval Order (as defined in Section 4.3(a)), and to comply with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), neither the execution and delivery by the Seller of this Agreement or any of the Ancillary Agreements to which the Seller will be a party, nor the consummation by the Seller of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the articles of organization or the operating agreement of the Seller, (b) require on the part of the Seller, any filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any Person the right to terminate, modify or cancel, or require any notice, consent or waiver under, any Assigned Contract, (d) result in the imposition of any Security Interest upon any of the Acquired Assets or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Seller, or its properties or assets. "Person" shall mean any individual, corporation, partnership, limited liability company, joint venture, trust, business association, unincorporated organization, entity or Governmental Entity.
2.4    Tax Matters.
(d)    The Seller has properly filed on a timely basis any and all reports, returns, declarations, or statements relating to Taxes, including any schedule or attachment thereto and any related or supporting workpapers or information with respect to any of the foregoing, including any amendment thereof (the "Tax Returns") that it was required to file, and all such Tax Returns were true, correct and complete in all material respects. The Seller has paid on a timely basis all Taxes that were due and payable. The Seller is not a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement in respect to the Acquired Assets. The Seller has no liability under Treasury Regulation Section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign Law), as a transferee or successor, pursuant to any contractual obligation, or otherwise for any Taxes of any person other than the Seller. All Taxes that the Seller was required by Law (defined below) to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Entity. "Taxes" means any and all taxes, charges, fees, levies or other similar assessments or liabilities, including income, gross receipts, ad valorem, premium, value-added, net worth, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, disability, estimated, registration, recording, excise, real property, personal property, sales, use, license, lease, service, service use, transfer, withholding, employment, unemployment, insurance, social security, business license, business organization, environmental, workers compensation, payroll, profits, severance, stamp, occupation, windfall profits, customs, duties, franchise and other taxes of any kind whatsoever

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imposed by the United States of America or any state, local or foreign government, or any agency or political subdivision thereof, and any interest, fines, penalties, assessments or additions to tax imposed with respect to such items or any contest or dispute thereof. "Law" means any statute, law (including common law), constitution, treaty, ordinance, code, order, decree, directive, judgment, rule, regulation and any other binding requirement or determination of any Governmental Entity of any jurisdiction.
(e)    Seller has delivered or made available to Buyer (i) complete and correct copies of all Tax Returns relating to Taxes in respect to the Acquired Assets for all taxable periods for which the applicable statute of limitations has not yet expired and (ii) complete and correct copies of all revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements and any similar documents submitted by, received by or agreed to by or on behalf of Seller relating to such Taxes for all taxable periods for which the statute of limitations has not yet expired. No examination or audit of any Tax Return of the Seller by any Governmental Entity is currently in progress or, to the knowledge of Seller, threatened. The Seller has not been informed by any jurisdiction that the jurisdiction believes that the Seller was required to file any such Tax Return that was not filed. The Seller has not (x) waived any statute of limitations with respect to such Taxes or agreed to extend the period for assessment or collection of any such Taxes, (y) requested any extension of time within which to file any such Tax Return, which Tax Return has not yet been filed, or (z) executed or filed any power of attorney with any taxing authority with respect to any such Taxes.
(f)    There are no liens or other encumbrances with respect to Taxes upon any of the Acquired Assets.
2.5    Ownership of Assets. Seller is the true and lawful exclusive owner of, and has good title to, all of the assets (tangible or intangible) purported to be owned by it. Seller is now or prior to the Closing will be in possession of and have good title to, have valid leasehold interests in, or have other rights to use, in all rights, assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise, wherever situated) that are used in, or required or necessary for the conduct of the Business as presently conducted. All such rights, assets and properties are included in the Acquired Assets. Seller will be able, upon entry of the Approval Order, to transfer all right, title and interest in the Acquired Assets to Buyer, free and clear of any Security Interests or other Interests. No direct or indirect subsidiary or other Affiliate of Seller will, as of immediately prior to the Closing, own any rights, assets and properties of any kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise, wherever situated) that are used in the conduct of the Business. Without limiting the foregoing, (a) the only assets of the Seller’s subsidiary Greencook Services LLC (“Greencook”) are those set forth in its Schedules of Assets filed on May 13, 2013,

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in its case under Chapter 11 of the Bankruptcy Code pending before the Bankruptcy Court (Case No. 13-20846)), and (b) to the extent that any subscriber agreements are in the name of Greencook, but under which the Seller is providing the services to the subscribers and receiving the payments, such agreements and all rights thereunder are the property of the Seller, not Greencook, and shall be Assigned Contracts assigned to Buyer at Closing. The Acquired Assets will be sufficient for and constitute all rights, assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise, wherever situated) necessary for the conduct of the Business immediately following the Closing in the same manner as conducted currently. Other than as set forth in the Tracers Settlement, a true and correct copy of which is attached to Section 2.5 of the Disclosure Schedule, Tracers does not have any right, title or interest in any Data described in Section 1.1(a)(viii) or other Acquired Assets. “Security Interest” means any mortgage, pledge, security interest, encumbrance, charge, or other lien (whether arising by contract or by operation of law).
2.6    Intellectual Property.
(a)    Ownership; Sufficiency. Each item of Intellectual Property owned by the Seller, in whole or in part, including each item identified in the Intellectual Property Listing (the “Seller Owned Intellectual Property”), and each item of Intellectual Property licensed to the Seller by any third party (the “Seller Licensed Intellectual Property” and, collectively with the Seller Owned Intellectual Property, the “Seller Intellectual Property”) will be available for use by Buyer immediately following the Closing on substantially identical terms and conditions as it was immediately prior to the Closing without violating, infringing or misappropriating any Intellectual Property rights of any Person. The Seller Intellectual Property assigned to Buyer constitutes all Intellectual Property necessary for Buyer (i) to develop, design, test, modify, make, use, sell, have made, used and sold, import, reproduce, correct, modify, enhance, create derivative works of, support, maintain, market, distribute, commercialize, and otherwise make available (“Exploit”) the Customer Offerings (defined below) in the manner so done currently by the Seller, (ii) to Exploit the Software and Documentation (as herein defined) and the computer, communications and network systems (both desktop and enterprise-wide) used by the Seller or to develop, provide, distribute, support, maintain or test the Customer Offerings (“Internal Systems”) as currently done by the Seller, and (iii) otherwise to continue to operate, without interference or limitation, the Business in the manner so operated currently by the Seller. The Seller Intellectual Property assigned and licensed to Buyer includes all systems and tools required to be maintained by the Seller pursuant to any Assigned Contract. “Customer Offerings” shall mean with respect to the Seller (a) the products (including Software and Documentation) that the Seller (i) currently develops, markets, distributes, makes available, sells or licenses to third parties, or (ii) currently plans to develop, market, distribute, make available, sell or license to third parties in the future and (b) the services and service offerings that the Seller (i) currently provides or makes available to third parties, or (ii) currently plans to provide or make available to third parties in the future. The assets set forth in the exhibits to the

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CPS Assignment are not currently used in the operation of the Business and are used solely by the Seller to make available to law enforcement agencies certain internet monitoring services currently offered by Seller without charge to law enforcement to identify and investigate offenders who victimize children or use the Internet to distribute child pornography (the “CPS Services”).
(b)    Infringement by Seller. To Seller's knowledge, none of the Customer Offerings, or the Exploitation thereof by the Seller or by any reseller, distributor, customer or user thereof, or any other activity of Seller, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any Person. To Seller's knowledge, none of the Internal Systems, or the Seller's past or current Exploitation thereof, or the past or present conduct of the Business by the Seller, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any Person. Section 2.6(b) of the Disclosure Schedule lists any complaint, claim or notice, or threat of any of the foregoing (including any notification that a license under any patent is or may be required), received by the Seller alleging any such infringement, violation or misappropriation and any request or demand for indemnification or defense received by the Seller from any reseller, distributor, customer, user or any other Person; and Seller has made available to Buyer copies of all such complaints, claims, notices, requests, demands or threats, as well as any legal opinions, studies, market surveys and analyses relating to any alleged or potential infringement, violation or misappropriation.
(c)    Outbound IP Agreements. Section 2.6(c) of the Disclosure Schedule identifies each license, covenant or other agreement pursuant to which the Seller has assigned, transferred, licensed, distributed or otherwise granted any material right or access to any Person, or covenanted not to assert any material right, with respect to any past, existing or future Seller Intellectual Property, other than in the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount) (the "Ordinary Course of Business") of the Seller. The Seller has not agreed to indemnify any Person against any infringement, violation or misappropriation of any Intellectual Property rights with respect to any Customer Offerings or any Person's Intellectual Property rights, other than in the Ordinary Course of Business.
(d)    Inbound IP Agreements. Section 2.6(d) of the Disclosure Schedule identifies (i) each license or other agreement pursuant to which the Seller Exploits any material item of Seller Licensed Intellectual Property (excluding currently-available, off-the-shelf software programs that are part of the Internal Systems and are licensed by the Seller pursuant to "shrink wrap" licenses) and (ii) each agreement, contract, assignment or other instrument pursuant to which the Seller has obtained any joint or sole ownership interest in or to each material item of Seller Owned Intellectual Property, other than employee invention assignment agreements entered into in the Ordinary Course of Business. None of the Customer Offerings or Internal Systems includes "shareware," "freeware" or other Software that was obtained by the Seller from third parties other than pursuant to the license agreements listed in Section 2.6(d) of the Disclosure Schedule.

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(e)    Source Code. Other than in the Ordinary Course of Business, the Seller has not licensed, distributed or disclosed, and Knows of no distribution or disclosure by others (including its employees and contractors) of, the Seller Source Code (defined below) to any Person, except pursuant to the agreements listed in Section 2.6(e) of the Disclosure Schedule, and the Seller has taken all reasonable physical and electronic security measures to prevent disclosure of the Seller Source Code (defined below). No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, nor will the consummation of the transactions contemplated hereby, result in the disclosure or release of such Seller Source Code by a Seller or escrow agent(s) or any other Person to any third party. "Seller Source Code" means the Software (defined below) included in the Customer Offerings or Internal Systems. "Software" means computer software code, applications, utilities, development tools, diagnostics, databases and embedded systems, whether in source code, interpreted code or object code form. “Documentation” means printed, visual or electronic materials, reports, white papers, documentation, specifications, designs, flow charts, code listings, instructions, user manuals, frequently asked questions, release notes, recall notices, error logs, diagnostic reports, marketing materials, packaging, labeling, service manuals and other information describing the use, operation, installation, configuration, features, functionality, pricing, marketing or correction of a product, whether or not provided to end user.
(f)    Authorship. All of the Seller Intellectual Property assigned to Buyer comprising, incorporated in or bundled with the Customer Offerings or Internal Systems have been designed, authored, tested and debugged by (i) regular employees of the Seller within the scope of their employment or by independent contractors of the Seller who have executed valid and binding agreements expressly assigning all right, title and interest in such materials to the Seller, waiving their non-assignable rights (including moral rights) in favor of the Seller and its permitted assigns and licensees, and have no residual claim to such materials or (ii) owners of the Seller that have executed valid and binding agreements expressly assigning all right, title and interest in such materials to the Seller, waiving their non-assignable rights (including moral rights) in favor of the Seller and its permitted assigns and licensees, and have no residual claim to such materials.
(g)    Open Source Code. Section 2.6(g)(i) of the Disclosure Schedule lists all Open Source Materials (defined below) that the Seller has utilized in any way in the Exploitation of the Customer Offerings or Internal Systems and generally describes the manner in which such Open Source Materials have been utilized, including whether and how such Open Source Materials have been modified and/or distributed by Seller. Except as set forth in Section 2.6(g)(ii) of the Disclosure Schedule, the Seller has not (i) incorporated Open Source Materials into, or combined Open Source Materials with, the Customer Offerings; (ii) distributed Open Source Materials in conjunction with any other Software developed or distributed by the Seller; or (iii) used Open Source Materials that create, or purport to create, obligations for Seller with respect to the Customer Offerings or grant, or purport to grant, to any Person, any rights or immunities under Intellectual

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Property rights (including using any Open Source Materials that require, as a condition of Exploitation of such Open Source Materials, that other Software incorporated into, derived from or distributed with such Open Source Materials be (x) disclosed or distributed in source code form, (y) licensed for the purpose of making derivative works, or (z) redistributable at no charge or minimal charge. "Open Source Materials" means all Software, Documentation or other material that is distributed as "free software", "open source software" or under a similar licensing or distribution model, including, but not limited to, the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), or any other license described by the Open Source Initiative as set forth on www.opensource.org.
(h)    Employee and Contractor Assignments. Each past and present employee of the Seller and each past and present independent contractor of the Seller has executed a valid and binding written agreement expressly assigning to the Seller all right, title and interest in any inventions and works of authorship, whether or not patentable, invented, created, developed, conceived and/or reduced to practice during the term of such employee's employment or such independent contractor's work for the Seller, and all Intellectual Property rights therein, and has waived all moral rights therein to the extent legally permissible.
2.7    Contracts.
(a)    All contracts, agreements, instruments, licenses and leases entered into prior to or on the date hereof, and used by Seller or useful to operate in the Ordinary Course of Business, have been made available to Buyer in the electronic dataroom prior to the date of this Agreement; provided, however, that the forms of subscriber agreement, confidentiality and non-disclosure agreement and access agreement have been made available to Buyer in the electronic dataroom prior to the date of this Agreement in lieu of copies of all such agreements, and each subscriber agreement, confidentiality and non-disclosure agreement and access agreement entered into by Seller prior to the date of this Agreement is in substantially the same form as the applicable form provided to Buyer in the electronic dataroom.
(b)    With respect to each Assigned Contract, subject to the Approval Order, the written arrangement is assignable by the Seller to the Buyer without the consent or approval of any party (except as set forth in Section 2.7(b) of the Disclosure Schedule or as otherwise provided in the Approval Order).
(c)    Subject to payment of any Cure Costs in accordance with this Agreement and satisfaction of applicable requirements for assumption and assignment to Buyer under Section 365 of the Bankruptcy Code, and except for any default arising as a result of the commencement of the Chapter 11 Case, (i) each Assigned Contract is on the date hereof, and at Closing will be, legally valid and binding and enforceable in accordance with its terms and in full force and effect; (ii) the Seller and, to the knowledge of Seller, each counterparty to any Assigned Contract has

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performed in all respects the obligations required to be performed by it and is not in breach or default under any Assigned Contract to which it is a party and no event has occurred which, after the giving of notice or the lapse of time or both, would constitute such a breach or default; and (iii) the Seller has not received any notice of default under any Assigned Contract to which it is party.
(d)    The Seller is not in negotiations to amend any Assigned Contract and no party to an Assigned Contract has provided any notice to the Seller to terminate, modify or amend such Assigned Contract. To the knowledge of Seller, there are no threatened disputes or disagreements with respect to any Assigned Contracts.
2.8    Permits. Section 2.8 of the Disclosure Schedule sets forth a complete and accurate list of all Permits included in the Acquired Assets. Each such Permit is in full force and effect; the Seller is in compliance in all material respects with the terms of each such Permit; and, to the knowledge of Seller, no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration.
2.9    Regulatory. Neither the Seller nor any Affiliate of the Seller has at any time disclosed to an individual, in connection with offering a product or a service, any policy of the Seller or any Subsidiary prohibiting the transfer of “personally identifiable information” within the meaning of Sections 101 and 363(b)(1) of the Bankruptcy Code.
2.10    Data Use. To the Seller's knowledge, the Seller and its Subsidiaries, as of the date of this Agreement, are in compliance in all respects with their internal and external privacy and data security policies, and with all applicable privacy, data security, and consumer protection laws, regulations, orders, common-law principles, constitutions, treaties, or other requirements under federal, state, local, municipal, foreign, or international law (collectively, "Data and Privacy Obligations"), which shall include without limitation the Fair Credit Reporting Act, Gramm-Leach-Bliley Act, Federal Trade Commission Act, Fair and Accurate Credit Transactions Act, Electronic Communications Privacy Act, Telephone Consumer Protection Act, Health Insurance Portability and Accountability Act, Cable Communications Policy Act of 1984, Video Privacy Protection Act of 1988, the Child Online Privacy Protection Act, Health Information Technology for Economic and Clinical Health (HITECH) Act, and the Driver's Privacy Protection Act of 1994, each as amended, and similar state data breach and data security laws. Without limiting the foregoing, the Seller and its Subsidiaries: (a) screen their sources of Data for compliance with Data and Privacy Obligations; (b) maintain, process, and disclose Data in accordance with Data and Privacy Obligations; and (c) limit their customers and other third party recipients to uses of Data that are permissible under such Data and Privacy Obligations. To the knowledge of Seller, since October 31, 2009, no Data has been used or accessed by or disclosed to an unauthorized person, or used or further disclosed by an authorized recipient for purposes that would violate Data and Privacy Obligations.
2.11    Employees and Employee Benefits.

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(a)    The Seller has, as of the date of this Agreement, separately provided or made available to Buyer a complete and accurate list of each employee of the Seller or any Subsidiary who is providing services related to any of the Acquired Assets (an "Employee") as of the date of this Agreement. Section 2.11(a) of the Disclosure Schedule lists all Employees who are not citizens or permanent residents of the United States, and indicates immigration status and the date work authorization is scheduled to expire. No persons are or have been employed by the Seller or any Subsidiary outside the United States. Each individual who has been classified as independent contractors by the Seller or any Subsidiary and whose contract is being assumed by Buyer has been appropriately classified as such.
(b)    Section 2.11(b) of the Disclosure Schedule contains a complete and accurate list of all Employee Benefit Plans (defined below) maintained, or contributed to, by Seller or any Subsidiary or for which any such entity has any actual or contingent liability (the "Seller Plans"). "Employee Benefit Plan" means any plan, program, policy, or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including each "employee benefit plan," within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").
(c)    The Seller and Subsidiaries are in material compliance with all applicable Laws respecting employment and employment practices, in each case, with respect to Employees. There are no pending or, to the knowledge of Seller, any threatened Legal Proceedings with respect to any matters described in the preceding sentence or any employment arrangements. Each Seller Plan has been administered in all material respects in accordance with its terms and the Seller and Subsidiary has in all material respects met its obligations with respect to each Seller Plan. There are no Legal Proceedings (except claims for benefits payable in the normal operation of the Seller Plans) against or involving any Seller Plan or asserting any rights or claims to benefits under any Seller Plan that could give rise to any liability for Buyer. No Member, employee, officer, manager or director of the Seller or Subsidiaries has been promised or paid any bonus or incentive compensation related to the transactions contemplated hereby.
(d)    Seller has not caused (i) a plant closing as defined in the Worker Adjustment and Retraining Notification Act of 1988, as amended (the "WARN Act"), affecting any site of employment or one or more operating units within any site of employment of the Seller or (ii) a mass layoff as defined in the WARN Act, nor has Seller been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local Law. No Employee has suffered an employment loss as defined in the WARN Act within the ninety (90) day period ending the day before the Closing Date

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(e)    Neither the Seller nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, contributed to, or had or could have any obligation to, any Employee Benefit Plan that is (i) subject to Title IV of ERISA or Section 412 of the Code, (ii) a multiple employer plan or to any plan described in Section 413 of the Code or (iii) a "multiemployer plan," as defined in Section 3(37) of ERISA. "ERISA Affiliate" means any entity that is, or at any applicable time was, treated as a single employer with the Seller or Subsidiary pursuant to Section 414 of the Code.
2.12    Litigation. There is no action, suit, proceeding, claim, audit, arbitration or investigation before any Governmental Entity (a "Legal Proceeding") that is pending or, to Seller's knowledge, has been threatened in writing by or against the Seller that relates to the Acquired Assets or in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement, other than as may be commenced, pending or threatened in the Bankruptcy Case. There is no judgment, order, injunction or decree outstanding against the Seller that is related to the Acquired Assets, other than those issued by the Bankruptcy Court and those imposed under the Bankruptcy Code.
2.13    Certain Business Relationships With Affiliates. No direct or indirect subsidiary or other Affiliate of the Seller (a) owns or has the right to use the Acquired Assets, (b) has any claim or cause of action against the Seller that is related to the Acquired Assets, or (c) owes any money to, or is owed any money by, the Seller that is related to the Acquired Assets. "Affiliate" means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with that Person. "Control" means the possession, direct or indirect, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract, or otherwise (the term "controls," "controlled by," and "under common control with" have correlative meanings, irrespective of capitalization).
2.14    Broker's Fees. The Seller has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement, except Seller's obligation to pay Bayshore Partners, LLC in connection with its financial advisory and investment banker services.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE BUYER
The Buyer represents and warrants (which representations and warranties shall terminate as of the Closing) to the Seller as follows:
3.1    Organization. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware.

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3.2    Authorization of Transaction. Subject to the need to comply with the HSR Act, the Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Agreements by the Buyer and the performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby by the Buyer have been duly and validly authorized by all necessary corporate action on the part of the Buyer. This Agreement has been duly and validly executed and delivered by the Buyer and constitutes a valid and binding obligation of the Buyer, enforceable against it in accordance with its terms. The Ancillary Agreements, when delivered by the Buyer, will constitute valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms.
3.3    Non-Contravention. Except for the applicable requirements of the HSR Act, neither the execution and delivery of this Agreement nor the Ancillary Agreements by the Buyer, nor the consummation by the Buyer of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the certificate of incorporation or By-laws of the Buyer, (b) require on the part of the Buyer any filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any Person any right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or any of its properties or assets.
3.4    Broker's Fees. The Buyer has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.
3.5    Sufficiency of Funds. The Buyer has sufficient cash on hand or other sources of immediately available funds not conditioned on third-party approvals or other commitments to enable the Buyer to pay the Cash Purchase Price to the Seller at the Closing and consummate the transactions contemplated by this Agreement.
3.6    Legal Proceedings. There is no Legal Proceeding that is pending or has been threatened in writing by or against the Buyer that in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement.
3.7    Independent Investigation. The Buyer has conducted its own independent investigation, review and analysis of the Business, results of operations, prospects, condition (financial or otherwise) or assets of the Seller, and acknowledges that Buyer has been provided adequate access to the personnel, properties, assets, premises, books and records, and other

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documents and data of the Seller for such purpose. The Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, the Buyer has relied solely upon its own investigation and the express representations and warranties of the Seller set forth in Article II of this Agreement (including the related portions of the Disclosure Schedules); and (b) neither the Seller nor any other Person has made any representation or warranty as to the Seller, the Business, the Acquired Assets, or this Agreement, except as expressly set forth in Article II of this Agreement (including the related portions of the Disclosure Schedules).
3.8    Equifax. The Buyer and Equifax Information Services LLC ("Equifax") have reached an agreement in writing pursuant to which (a) the Buyer has agreed to direct the Seller to assume and assign to Buyer at Closing the Data License Agreements between the Seller and Equifax that are identified as Assigned Contracts on Schedule 1.1(a)(ix) in paragraphs 10, 11, 12 and 13 under the heading entitled "All Data License Agreements between Seller and the Following Parties" with such changes to such Data License Agreements as the Buyer and Equifax have agreed (the "Assigned Equifax Contracts") and (b) Equifax has agreed that the aggregate amount of the Cure Costs for all Assigned Equifax Contracts is $10 million, which shall be paid by Seller.
ARTICLE IV

PRE-CLOSING COVENANTS
4.1    Closing Efforts. Each of the Parties shall use its commercially reasonable best efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including using its commercially reasonable best efforts to ensure that (i) its representations and warranties remain true and correct through the Closing, (ii) the conditions to the obligations of any Party to consummate the transactions contemplated by this Agreement are satisfied, and (iii) the deliverables to be provided at the Closing are delivered on a timely basis, including entering into and causing its Affiliates to enter into good faith negotiations to reach agreement on the terms of the Ancillary Agreements to be provided at the Closing, and to obtain all necessary consents and approvals with respect to such agreements. The Parties will use their reasonable best efforts to enter into a letter agreement prior to Closing confirming certain understandings of the Parties with respect to the delivery of certain schedules pursuant to the Agreement following, rather than at, the Closing and the effective date of New Buyer Employees and any post-Closing payment obligations of the Parties (including indemnification by Buyer of Seller) with respect thereto.
4.2    Notices and Consents. Each of the Parties shall use commercially reasonable best efforts to obtain all such waivers, permits, consents, approvals or other authorizations from third parties and Governmental Entities, and to effect all such registrations, filings and notices with or to third parties and Governmental Entities, as may be necessary in order to permit the consummation of the transactions contemplated by this Agreement.

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4.3    Bankruptcy Covenants.
(a)    The Buyer shall comply with all terms of the Order (I) Approving Procedures in Connection with the Sale of Substantially All of the Debtor’s Assets Free and Clear of Liens, Claims, Encumbrances, and other Interests, (II) Authorizing the Payment of Breakup Fee and Expense Reimbursement, (III) Setting Bid Deadline, Auction and Sale Approval Hearing Dates, (IV) Establishing Notice Procedures and Approving Forms of Notice, and (V) Approving Procedures Related to Assumption and Assignment of Executory Contracts and Unexpired Leases (the “Bid Procedures Order”) entered October 24, 2013 by the Bankruptcy Court Docket No. 351, as amended by Bankruptcy Court Docket No. 365. The Seller has filed in the Bankruptcy Case (i) a motion, pursuant to 11 U.S.C. §§ 105, 363, and 365, to approve the sale of the Acquired Assets free and clear of all Interests to the Buyer pursuant to the terms and conditions of this Agreement (the "Sale Motion"), which includes, inter alia, a request for approval of the sale of the Acquired Assets free and clear of all Interests to the Buyer pursuant to the terms of this Agreement or to such higher and better bidder determined in accordance with the Bid Procedures Order. The Sale Motion shall be in a form and substance reasonably acceptable to the Buyer and the Seller. The Seller shall use its commercially reasonable best efforts to obtain entry of an order granting the Sale Motion by December 13, 2013 (the "Approval Order"). Immediately following the “Auction” (as defined in the Bid Procedures Order), the Seller shall seek entry of the Approval Order which shall, inter alia, (x) confirm the sale to the bidder with the highest and best offer, determining that the Buyer is a good faith purchaser entitled to all the protections of Section 363(m) of the Bankruptcy Code and that the sale was not controlled by any agreements among potential bidders in violation of Section 363(n) of the Bankruptcy Code, and (y) approve the sale of the Acquired Assets to the Buyer, free and clear of all Security Interests and other Interests (other than the Assumed Liabilities) and (z) approve the assumption by the Seller and assignment to the Buyer of the Assigned Contracts. The Approval Order shall be in form and substance acceptable to the Buyer and Seller and shall be in a form substantially in conformity with the form of order attached hereto as Exhibit C, with only such modifications as shall be acceptable to the Buyer and the Seller. The Seller, to the extent necessary, shall file a motion to shorten the period of time for objections and a hearing on the Sale Motion.
(b)    The Seller shall promptly make available (in the data room or otherwise) to the Buyer copies of all documents, motions, orders, filings or pleadings that the Seller files with the Bankruptcy Court which relate to the consummation or approval of this Agreement, the Ancillary Agreements, or any provision herein or therein, and will provide the Buyer with reasonable opportunity to review and approve such filings. The Seller shall also promptly (within 24 hours) make available (in the data room or otherwise) to the Buyer copies of all pleadings received by or served by or upon the Seller in connection with its Bankruptcy Case, which have not otherwise been served on the Buyer, including without limitation any objections, responses or other pleadings filed with respect to the Sale Motion.

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(c)    The Seller shall be responsible for the payment of all Cure Costs with respect to all Assigned Contracts, except as provided in Section 6.7, and the Buyer shall use commercially reasonable efforts to provide, to the extent necessary, evidence of its ability to provide adequate assurance of future performance to the other party to each Assigned Contract, whether or not there has been a default under the Assigned Contract, as may be required by Section 365 of the Bankruptcy Code.
(d)    Unless the board of managers of Seller reasonably determines otherwise as required in accordance with its fiduciary duties, from and after the entry of the Approval Order, the Seller shall not, and shall ensure that none of its Subsidiaries, take any action or fail to take any action, which action or failure to act would reasonably be expected to (i) prevent or impede the consummation of the transactions contemplated by this Agreement in accordance with the terms of this Agreement, or (ii) result in (A) the reversal, avoidance, revocation, vacating or modification (in any manner which would reasonably be expected to materially and adversely affect the Buyer's rights hereunder) or (B) the entry of a stay pending appeal, in the cases of each of sub-clauses (A) or (B) of this Section, with respect to the Approval Order.
4.4    Operation of Business. Except as contemplated by this Agreement and to the extent not inconsistent with the Bankruptcy Code, the Bankruptcy Rules, the operation and information requirements of the Office of United States Trustee (the "OIRR"), or any orders entered by the Bankruptcy Court in the Seller's Chapter 11 Case, during the period from the date of this Agreement to the Closing, the Seller shall conduct its operations in compliance with applicable laws and regulations in all material respects, and to the extent consistent therewith so as to preserve the current value and integrity of the Acquired Assets, pay all post‑petition taxes as they become due and payable, maintain insurance on the Acquired Assets (in amounts and types consistent with past practice), and use its commercially reasonable efforts to preserve its relationships with customers, suppliers and others having business dealings with it. Without limiting the generality of the foregoing, from the date of this Agreement to the Closing, the Seller shall not, but subject to the requirements of the Bankruptcy Code, Bankruptcy Rules, the OIRR, and any orders entered by the Bankruptcy Court in the Seller's Chapter 11 Case, and except as contemplated by this Agreement or as set forth on Schedule 4.4, without the prior written consent of the Buyer:
(i)    acquire, sell, lease, or license any Acquired Assets other than in the Ordinary Course of Business;
(j)    pay any pre-petition liability other than liabilities with respect to wages, Taxes and other related expenses which are approved for payment by the Bankruptcy Court;
(k)    encumber, convey, mortgage or pledge any of the Acquired Assets or subject any Acquired Assets to any Security Interest;

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(l)    take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in any of the representations and warranties of the Seller set forth in this Agreement becoming untrue in any material respect;
(m)    enter into any amendment or modification to any Assigned Contract;
(n)    enter into any new contract or agreement with any customer or vendor other than customer agreements in the Ordinary Course of Business, each of which includes a consent from each counterparty to the assumption by Seller and assignment to Buyer of such contract or agreement;
(o)    change its billings, collection, or disbursement practices with respect to work in progress or accounts receivable related to Assigned Contracts or accounts payable that would result in Assumed Liabilities, including (i) accelerating or encouraging the acceleration of performance of services, billing, collection, payment or other realization of cash or Excluded Assets with respect to any of such work in progress or accounts receivable; (ii) delaying the billing of work in progress; or (iii) accelerating performance of services or delaying payment of liabilities that would become Assumed Liabilities;
(p)    make any new elections, or changes to any current elections, with respect to Taxes that affect the Acquired Assets;
(q)    enter into, amend, modify, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any material rights under, any Assigned Contract;
(r)    enter into, adopt or amend any Employee Benefit Plan with respect to any Employee;
(s)    institute or settle any Legal Proceeding related to the Acquired Assets;
(t)    operate other than in the Ordinary Course of Business; and
(u)    agree in writing or otherwise to take any of the foregoing actions set forth in clauses (a) through (l) of this Section 4.4.
4.5    Full Access and Confidentiality; Intellectual Property Records.
(e)    Full Access and Confidentiality. From and after the date hereof, the Seller shall, and shall cause each of its Subsidiaries to, permit representatives of the Buyer to have full access (at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Seller or its Subsidiaries) to all premises, properties, Intellectual Property, assets, Books and Records, including but not limited to financial and accounting records (including the work papers of the Seller's independent accountants), contracts, other records and documents, and

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personnel, counsel, auditors, customers, data providers, vendors and lessors, of or pertaining to the Business, Seller or its Subsidiaries, and Seller agrees to cooperate with the Buyer in its due diligence and planning for a potential transition. The Parties hereto shall treat and hold as confidential any information obtained through the diligence process or in connection with this Agreement. The Parties will not disclose any confidential information received during the diligence process or in connection herewith except to Persons participating in this transaction, such as attorneys and accountants, except that nothing herein shall prevent disclosure or use of the information as may be required by a court or by applicable law or that now is or hereafter becomes public other than by reason of a breach of the obligations under this Section 4.5. If this Agreement is terminated prior to Closing, Buyer shall promptly return to Seller (or, at Seller's request, destroy and provide Seller with satisfactory evidence of destruction of) all confidential materials obtained by Buyer through the diligence process or in connection with this Agreement. The confidentiality provisions of this Section 4.5 shall survive the termination of this Agreement and shall remain binding regardless of whether or not the transactions contemplated herein are consummated; provided, however, that nothing in this Agreement shall limit the right of the Buyer to use the Acquired Assets (including without limitation by making such disclosure of information as it deems appropriate) and operate the Business following the Closing as it deems fit, in its sole and absolute discretion.
(f)    Intellectual Property Records. Prior to Closing, as reasonably requested by Buyer, the Seller shall use all reasonable efforts to update the Intellectual Property documentation and other records of the Business, including the creation of clear, complete and accurate written documentation for the Software and other Intellectual Property incorporated into or used in connection with the Customer Offerings and Internal Systems sufficient to independently enable technical personnel of reasonable skill and competence to: (i) understand, analyze, and interpret program logic, correct errors and improve, enhance, modify and support such Software, Intellectual Property, Customer Offerings and Internal Systems; and (ii) otherwise use and exploit such Software and other Intellectual Property in connection with the conduct of the Business substantially in the manner currently conducted by the Seller.
(g)    Unavailable Contracts. Seller shall use its commercially reasonable best efforts to deliver all Unavailable Contracts to Buyer promptly after the date of this Agreement.
4.6    Communications. Promptly following the date hereof, the Parties shall develop a communications plan for employees, contractors, customers, vendors, suppliers and counterparties to the Assigned Contracts to address questions regarding the transactions contemplated hereby, provided, however, that, from and after the date hereof, the Seller shall not make any written or oral communication to any counterparties to the Assigned Contracts describing or presenting how any liability or obligation under an Assigned Contract will be processed or managed after the Closing without the prior written approval of Buyer, which approval Buyer shall not unreasonably withhold or delay.

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4.7    Notice of Breaches. Prior to the Closing, each Party shall promptly deliver to the other Party written notice of any event or development that (i) renders any representation or warranty of such Party in this Agreement (including exceptions set forth in the Disclosure Schedule) inaccurate or incomplete in any material respect, or (ii) constitutes or results in a material breach by such Party of, or a failure by such Party to comply with, any material agreement or material covenant in this Agreement applicable to such Party. No such disclosure shall be deemed to avoid or cure any such misrepresentation or breach.
4.8    Exclusivity. Unless and until this Agreement is terminated in accordance with its terms, the Seller shall not enter into an agreement with any person or entity (other than the Buyer or an Affiliate, associate, representative or agent of the Buyer or an Acceptable Alternative Bidder, as defined in the Bidding Procedures, as herein defined) concerning any merger, consolidation, sale of substantially all the assets, tender offer, recapitalization, accumulation of shares of stock of the Seller, proxy solicitation or other business combination involving the Seller or its business (an "Alternative Proposal"). Notwithstanding the foregoing, the Seller is not prohibited from providing information, including non-public information, or taking other actions in accordance with the bidding procedures approved by the Bid Procedures Order (the “Bidding Procedures”) to Potential Bidders (as defined in the Bidding Procedures).
4.9    [Reserved]
4.10    Breakup Fee and Expense Reimbursement. Seller shall pay to the Buyer the Breakup Fee and Expense Reimbursement (as defined in the Bid Procedures Order) in accordance the Bid Procedures Order. The Breakup Fee and Expense Reimbursement is intended to cover the expenses and opportunity costs incurred by the Buyer in pursuing and negotiating this Agreement and the transactions contemplated hereby, and is considered by the Parties to be reasonable for such purposes.
4.11    New Buyer Employees.
(a)    Seller's Cooperation. During the period commencing on the date of this Agreement and continuing through the Closing Date, Seller shall assist and cooperate with Buyer by permitting Buyer to review compensation data and job descriptions for any Employees at Buyer's request. Seller shall permit Buyer to contact and interview all Employees at Seller’s premises during normal business hours, and Seller shall cooperate fully with Buyer in all such respects. Seller and Buyer shall cooperate to effect an orderly transition of any Employee offered employment by Buyer as a New Buyer Employee. "New Buyer Employees" means those Employees who become employees of Buyer at or after the Closing.
(b)    Employment Offers. Prior to the Closing, Buyer shall make offers of "at-will" employment (or employment on such other terms as Buyer may, in its sole and absolute discretion, deem acceptable) effective as of two business days after the Closing Date to all, or

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substantially all, of the Employees of the Business, except for those employees who have traditionally provided, and will continue to provide, the CPS Services. Any such "at-will" employment offers will (i) be contingent on the Closing occurring; (ii) be subject to, and in compliance with, Buyer's standard human resources, ethics and compliance policies and procedures, including requirements for proof evidencing a legal right to work; (iii) have terms, including the position, compensation (at market-competitive levels) and responsibilities of such Employee, that will be determined by Buyer; (iv) supersede any prior employment agreements (including management, employment, severance, consulting, relocation, retention, visa, or work permit) in effect with the Seller prior to the Closing Date; and (v) be contingent on each such Employee's completing, in a manner satisfactory to Buyer, an employment application and a background check.
(c)    Waiver. The Seller hereby agrees to waive any condition or restriction that the Seller may have, whether contractual or otherwise, on the hiring and employment of Employees by Buyer. As a condition to Buyer's hiring of any Employee who is subject to a written employment agreement with Seller, the Buyer shall use commercially reasonable efforts to obtain a release of all claims against Seller and Buyer executed and delivered by that Employee to Seller and Buyer at Closing in form and substance satisfactory to Seller and Buyer.
(d)    Employees. From the date of this Agreement through the Closing Date, the Seller will not, without the prior written consent of Buyer:
(i)    other than as contemplated by Section 6.4(a), terminate the employment of any Employees other than for “cause”;
(ii)    encourage, facilitate or cooperate with any other Person to offer employment to an Employee;
(iii)    change, increase or amend the rate of remuneration (cash or otherwise) or any other terms of employment of any Employees or adopt, grant, extend or increase the rate or terms of any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any Employees, except increases required by any applicable Law;
(iv)    grant any right to severance or termination pay to any Employee or adopt any new severance plan, or amend or modify or alter in any manner any severance plan, agreement or arrangement relating to any Employee on the date hereof; or
(v)    enter into or amend any employment agreement with any Employee.
(e)    WARN Act. On the Closing, Buyer shall make offers of employment to substantially all Employees of the Business and does not currently expect to terminate the employment of New Buyer Employees at a sufficient level to constitute a plant closing or mass layoff under WARN Act within ninety (90) days following the Closing Date. Buyer shall bear all

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obligations and liability under the WARN Act resulting from employment losses, if any, after the Closing.
4.12    Antitrust; Trade Regulation.
(a)    The Parties have filed notification and report forms under the HSR Act. The Parties agree to cooperate to provide such additional information as may be requested by the U.S. Department of Justice, Antitrust Division, or other governmental agency reviewing the proposed transaction. On or before November 26, 2013, the Buyer shall make any additional filings and pay any additional fees that may be required under the HSR Act as a result of the increase in the Aggregate Purchase Price since the date of Buyer's initial filing under the HSR Act in connection with this Agreement.
(b)    Without limiting the generality of the Buyer's undertakings pursuant to this Section 4.12, Buyer agrees to use it reasonable best efforts and to take any and all steps necessary to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation Law that may be asserted by any Governmental Entity or any other party so as to enable the Parties to close the transactions contemplated by this Agreement as promptly as possible, including proposing, negotiating, committing to and effecting, by consent decree, hold separate orders, or otherwise, the sale, divestiture or disposition of any of its assets, properties or businesses or of the assets, properties or businesses to be acquired by it pursuant to this Agreement as are required to be divested in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of materially delaying or preventing the consummation of the transactions contemplated by this Agreement. In addition, Buyer shall use its reasonable best efforts to defend through litigation on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity (whether temporary, preliminary or permanent) that would prevent the consummation of the Closing.
4.13    Bulk Transfer Laws. Buyer and Seller hereby waive compliance with the provisions of any so-called "bulk transfer law" of any jurisdiction in connection with the sale of the Acquired Assets to Buyer.
4.14    Taxes.
(a)    Transfer Taxes Borne by Seller. All sales, transfer, excise, use or other similar Taxes that may be imposed as a direct result of the transactions contemplated by this Agreement (such Taxes, the "Transfer Taxes") will be borne by Seller. Seller and Buyer shall cooperate to timely prepare, and the Seller shall file or cause to be filed, any returns or other filings relating to such Transfer Taxes, and Seller and Buyer shall cooperate and take reasonable actions requested by the other, including providing exemption certificates, to reduce or eliminate any Transfer Taxes.

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(b)    Pro-Rated Taxes. Other than the Transfer Taxes, any real property, personal property or similar Taxes applicable to the Acquired Assets for a taxable period that includes but does not end on the Closing Date shall be paid by the Buyer or Seller, as applicable, and such Taxes shall be apportioned between the Buyer and Seller based on the number of days in the portion of the taxable period that ends on the Closing Date (the "Pre-Closing Tax Period") and the number of days in the entire taxable period. Seller shall pay the Buyer an amount equal to any such Taxes payable by the Buyer which are attributable to the Pre-Closing Tax Period, and the Buyer shall pay Seller an amount equal to any such Taxes payable by Seller which are not attributable to the Pre-Closing Tax Period. Such payments shall be made on or prior to the Closing Date (or thereafter, promptly after request by the Buyer or Seller if such Taxes are not identified by the Buyer or Seller on or prior to the Closing Date). Without limiting the foregoing, with respect to personal property Taxes payable by the Seller, such amounts shall be pro-rated as of the Closing Date and shall be paid at Closing.
(c)    Allocation of Consideration for Tax Purposes. Not later than 90 days after the Closing Date, the Buyer shall prepare and deliver to the Seller a schedule allocating the Aggregate Purchase Price for the Acquired Assets (and any Assumed Liabilities and any other capitalizable costs to the extent properly taken into account under the Code) among the Acquired Assets of the Seller in accordance with Section 1060 of the Code and the Treasury Regulations thereunder. Seller shall provide any comments to the allocation to Buyer within 30 days after delivery of the allocation by the Buyer. Buyer and Seller shall use good faith efforts to resolve any dispute regarding the preparation of the allocation. The allocation as finally agreed to by the Buyer and Seller is referred to as the "Allocation"; provided, however, that if Seller does not provide any comments to the Buyer within 30 days after delivery of the allocation to Seller by the Buyer, the allocation delivered to Seller by Buyer will be the Allocation deemed agreed to by the Parties. The Buyer and Seller shall file all Tax Returns (including Internal Revenue Service Form 8594) consistent with the Allocation. Neither the Buyer nor Seller shall take any Tax position inconsistent with such Allocation, except to the extent otherwise required by applicable Law.
(d)    FIRPTA Certificate. Prior to the Closing, the Seller shall deliver to Buyer a certification that the Seller is not a foreign person in accordance with the Treasury Regulations under Section 1445 of the Code. If the Buyer does not receive the certification described in the immediately preceding sentence on or before the Closing Date, the Buyer shall be permitted to withhold from the payments to be made pursuant to this Agreement any required withholding tax under Section 1445 of the Code.
4.15    TLO/CB, LLC Assets. Prior to Closing, the Seller shall cause its Subsidiary, TLO/CB, LLC, to transfer to Seller all rights, title and interest in and to the tangible personal property set forth in Schedule 1.1(a)(i) that is owned by TLO/CB, LLC.

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ARTICLE V

CONDITIONS TO CLOSING
5.1    Conditions to Obligations of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction or waiver by the Buyer of the following conditions:
(g)    the sale of all the Acquired Assets by the Seller to the Buyer and the assumption and assignment by the Seller of all the Assigned Contracts to the Buyer, free and clear of all Interests (other than the Assumed Liabilities), as contemplated by this Agreement, shall have been approved by the Bankruptcy Court pursuant to the Approval Order (which Approval Order shall be in the form of Exhibit C, with only such modifications as may be acceptable to Buyer and Seller), which Approval Order, as of the Closing Date, shall be in full force and effect, shall not be stayed, modified, vacated, amended or revoked;
(h)    [Reserved]
(i)    [Reserved]
(j)    the representations and warranties of Seller set forth in Article II (other than in Section 2.5) shall be true and correct in all material respects and the representations and warranties of Seller in Section 2.5 shall be true and correct in all respects, in each case as of the date of this Agreement and as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date);
(k)    the Seller shall have performed or complied in all material respects with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;
(l)    [Reserved]
(m)    [Reserved]
(n)    the sale, assignment, transfer, conveyance or delivery to Buyer of each Assigned Contract set forth on Schedule 5.1(h) (which Schedule, by mutual agreement of the Buyer and Seller, shall be maintained in confidence and shared only with the counsel for the Committee (as defined in the Bidding Procedures), TechInc and such other parties as the Bankruptcy Court shall require) (the “Material Assigned Contracts”) (i) is not prohibited by any requirement of applicable law, (ii) is approved by the Bankruptcy Court and (iii) will not require any authorizations, approvals, consents or waivers from a third party (including, without limitation, any counterparty to any Material Assigned Contract) or governmental entity, other than such authorizations,

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approvals, consents or waivers that have been obtained prior to the Closing or obviated by the Approval Order or other order of the Bankruptcy Court, and each of the Material Assigned Contracts shall remain in full force and effect, and be enforceable by Seller (and by Buyer from and after the Closing) in accordance with its terms, subject to satisfaction of the applicable requirements for assumption and assignment to Buyer under Section 365 of the Bankruptcy Code, which requirements shall be satisfied by Seller on or prior to Closing;
(o)    [Reserved]
(p)    [Reserved]
(q)    no Person with an interest in any of the Acquired Assets (other than an Assigned Contract) shall have objected in the Bankruptcy Court to the sale of the Acquired Assets (other than an Assigned Contract) by the Seller to Buyer free and clear of all Interests (except for the Assumed Liabilities), where such objection if sustained or upheld could reasonably be expected to have a material adverse effect upon the Buyer’s ability to own or use (in the aggregate) the Acquired Assets after the Closing or to conduct the Business after the Closing in substantially the same manner as conducted by the Seller prior to the Closing, unless such objection has been withdrawn or overruled pursuant to the Approval Order;
(r)    since the date of this Agreement, there shall not have been any dismissal of the Chapter 11 Case or conversion of the Chapter 11 Case to a case under Chapter 7 of the Bankruptcy Code or the appointment of a trustee or examiner in the Chapter 11 Case;
(s)    Seller shall have delivered to the Buyer a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that each of the conditions specified in clauses (d), (e), (k) and (l) of this Section 5.1 that has not been waived by Buyer is satisfied in all respects;
(t)    Seller shall have caused to be delivered all the deliveries described in Section 1.5(b); and
(u)    all documents to be delivered and actions to be taken by the Seller in connection with the consummation of the transactions contemplated hereby and all certificates, instruments and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to the Buyer.
5.2    Conditions to Obligations of the Seller. The obligation of the Seller to consummate the transactions to be performed in connection with the Closing is subject to the satisfaction or waiver by the Seller of the following conditions:
(e)    the representations and warranties of Buyer set forth in Article III shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the

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Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date);
(f)    the Buyer shall have performed or complied in all material respects with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;
(g)    no action, suit or proceeding by any Governmental Entity shall be threatened or be pending against the Buyer wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement, or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, and no such judgment, order, decree, stipulation or injunction shall be in effect;
(h)    the Buyer shall have delivered to the Seller a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that each of the conditions specified in clauses (a) and (b) of this Section 5.2 is satisfied in all respects;
(i)    the sale of all the Acquired Assets by the Seller to the Buyer and the assumption and assignment by the Seller of all the Assigned Contracts to the Buyer, free and clear of all Interests (other than the Assumed Liabilities), as contemplated by this Agreement, shall have been approved by the Bankruptcy Court pursuant to the Approval Order (which Approval Order shall be in the form of Exhibit C, with only such modifications as may be acceptable to Buyer and Seller), which Approval Order, as of the Closing Date, shall be in full force and effect and shall not be stayed, modified, vacated, amended or revoked, and, except to the extent that Buyer and Seller may agree to waive such requirement, shall be final and no longer subject to appeal or other judicial review under applicable law;
(j)    the Buyer shall have caused to be delivered all the deliveries described in Section 1.5(c);
(k)    all applicable requirements under any applicable antitrust or trade regulation of any country, territory or governing body, shall have occurred;
(l)    the Buyer shall accept the assignment of the Assigned Equifax Contracts and the aggregate Cure Costs for the Assigned Equifax Contracts shall be not more than $10 million, and Equifax's agreement to the foregoing shall remain in full force and effect; and
(m)    all documents to be delivered and actions to be taken by the Buyer in connection with the consummation of the transactions contemplated hereby and all certificates,

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instruments and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to the Seller.
ARTICLE VI

POST-CLOSING COVENANTS
6.1    Proprietary Information. Except as may be required in the Bankruptcy Case, from and after the Closing, the Seller shall not disclose or make use of (except to pursue its rights under this Agreement or any of the Ancillary Agreements), and the Seller shall use its reasonable efforts to cause all of its Affiliates not to disclose or make use of, any knowledge, information or documents of a confidential nature or not generally known to the public with respect to the Acquired Assets, Buyer or the Business (including, without limitation, the financial information, technical information or data relating to products, services and names of customers), except to the extent that such knowledge, information or documents shall have been known to Seller or its Affiliates (without an obligation of confidentiality) prior to its disclosure to Seller or its Affiliates in connection with this Agreement or have become public knowledge other than through improper disclosure by the Seller or any of its Affiliates. Seller shall enforce and shall cause its Affiliates to enforce, for the benefit of Buyer, all confidentiality, invention assignments and similar agreements between Seller or its Affiliate and any other Person relating to the Acquired Assets that are not Assigned Contracts; provided, however, Buyer shall reimburse Seller and its Affiliates for all costs incurred after the Closing in connection with enforcing such confidentiality, invention assignments and similar agreements other than any such costs resulting from Seller’s or its Affiliates’ failure to comply with the first sentence of this Section 6.1.
6.2    Books and Records. The books and records acquired by the Buyer hereunder will, following the Closing, be in the custody of the Buyer. However, the Buyer hereby agrees, for a period of five (5) years from and after the Closing Date, to permit the Seller and counsel to the Seller and any professionals employed in the Bankruptcy Case (the "Estate Representatives"), or any other party by order of the Bankruptcy Court, to have reasonable access to such books and records relating or pertaining to the business and operations of the Seller solely to the extent Seller or such Estate Representative has need therefor in order to prepare and file tax returns and to complete the administration of the Bankruptcy Case. If at any time the Buyer desires to dispose of or destroy any such records the Buyer shall provide Seller or the applicable Estate Representative with 30 days (the "Notice Period") prior written notice thereof. If Seller or such Estate Representative desires to retain any such records or books, Seller or such Estate Representative shall arrange to collect such books and records from the Buyer, at Seller or the Estate Representative's expense. In the event that the Buyer does not receive any notice of Seller or the Estate Representative's desire to retain any such books or records within such Notice Period, the Buyer may then dispose of or destroy such records or books without any further obligations.

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6.3    Solicitation and Hiring. For a period of two (2) years after the Closing Date, the Seller shall not, either directly or indirectly (including through an Affiliate), and the Seller shall use its reasonable efforts to cause all of its Affiliates not to, either directly or indirectly (including through an Affiliate): (a) solicit or attempt to induce any New Buyer Employee to terminate his or her employment with Buyer or (b) hire or attempt to hire any New Buyer Employee; provided, however, that this clause (b) shall not apply to any individual whose employment with Buyer has been terminated for a period of six (6) months or longer. Seller shall enforce and shall cause its Affiliates to enforce, for the benefit of Buyer, all non-solicitation and non-hiring assignments and similar agreements between Seller or its Affiliate and any other party that are not Assigned Contracts or Acquired Assets; provided, however, Buyer shall reimburse Seller and its Affiliates for all costs incurred after the Closing in connection with enforcing such non-solicitation and non-hiring assignments and similar agreements other than any such costs resulting from Seller’s or its Affiliates’ failure to comply with the first sentence of this Section 6.3.
6.4    New Buyer Employees.
(a)    Effective as of two business days following the Closing, the Seller shall terminate the employment of each of its Employees who is actively at work on such date, as applicable, and who are designated by Buyer on Schedule 6.4 (as it may be supplemented from time to time by Buyer) as having accepted Buyer's offer of employment. The Seller shall be responsible for paying any accrued compensation owed to the Employees at their termination of employment as may be required under the Bankruptcy Code, provided, for the avoidance of doubt, that Buyer is not assuming any responsibility for paying any accrued compensation as to which Seller is not liable under the Bankruptcy Code.
(b)    To the extent permitted by Buyer’s benefit plans and without duplication of benefits, Buyer shall recognize each New Buyer Employee’s service with the Seller as service with the Buyer for purposes (including eligibility and vesting but not benefit accrual) under all of Buyer’s employee benefit plans, personnel policies and fringe benefit plans, programs and arrangements established for, or offered to, a New Buyer Employee. For at least twelve (12) months following the Closing Date and with payment conditioned on a release of all releasable claims, Buyer shall provide to any New Buyer Employees terminated other than for “cause,” death, or disability, severance pay that is no less than the severance pay similarly situated employees of Buyer would receive, provided that the severance obligation will not apply to a New Buyer Employee who fails to satisfy Buyer’s standard human resources policies and procedures, including with respect to whom Buyer receives an unsatisfactory background or credit check, as determined by Buyer at its reasonable discretion.
(c)    Neither Buyer nor its Affiliates will assume or be responsible for any liabilities or obligations under any Seller employee benefit plan or compensatory arrangement, and Seller will remain solely responsible for all liabilities and obligations under all Seller employee

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benefit plans and compensatory arrangements, except as may be limited by the Bankruptcy Code. Without limiting the foregoing, any severance and other payments and obligations on employment termination with respect to Employees (as they leave the Seller’s employ) and Employees who decline employment with Buyer will be the sole responsibility of the Seller.
(d)    Nothing contained herein shall (i) be treated as an amendment of any employee benefit plan or compensatory arrangement, (ii) give any current or former employee or any other individual associated therewith or any employee benefit plan or trustee thereof or any other third party any right to enforce the provisions of Sections 4.11 or 6.4, or (iii) obligate Buyer or any of its Affiliates to (A) maintain any particular benefit plan or compensatory arrangement, (B) refrain from amending or terminating any particular benefit plan or compensatory arrangement, (C) retain the employment of any particular employee, or (D) refrain from changing the terms and conditions of employment.
6.5    Cooperation in Legal Proceedings. From and after the Closing Date, each Party shall fully cooperate with each other Party in the defense or prosecution of any Legal Proceeding already instituted or that may be instituted hereafter against or by such other Party relating to or arising out of the conduct of the Acquired Assets or Assumed Liabilities prior to or after the Closing Date (other than any Legal Proceeding among the Parties and/or their Affiliates arising out of the transactions contemplated by this Agreement or any Ancillary Agreement). The Party requesting such cooperation shall pay (net of any reimbursement that may be received under existing insurance policies) the reasonable out-of-pocket expenses incurred in providing such cooperation (including legal fees and disbursements) by the Party providing such cooperation and by each such Party's officers, directors, members, managers, employees and agents, but shall not be responsible for reimbursing any such Party or any of its officers, directors, members, managers, employees and agents for their time spent in such cooperation.
6.6    Cooperation. The Parties agree from and after the Closing to cooperate with each other to give full effect to the terms and provisions of this Agreement. Without limiting the foregoing, Seller shall prepare and provide, and shall cause its Affiliates and their respective representatives to prepare and provide, to Buyer and its representatives such historical, financial and other business information regarding the Business and the Acquired Assets as may constitute Excluded Assets as Buyer may reasonably request, and to cooperate in requesting access to the work papers of the Seller’s independent accountants.
6.7    Additional Executory Contracts and Unexpired Leases. Notwithstanding anything in this Agreement to the contrary, after the Closing, Buyer may, without any effect on the Aggregate Purchase Price and at no additional cost to Buyer, subject to the last sentence of this Section 6.7, by written notice to Seller referencing this section, (i) designate any executory contract or unexpired lease that is not listed as an Assigned Contract on Schedule 1.1(a)(ix) as an additional asset to be acquired by Buyer pursuant to this Agreement or (ii) with respect to any Unavailable Contracts not

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made available to Buyer as of the Closing, designate any such contract as an Excluded Asset and any liability thereunder as a Retained Liability within 30 days of being provided with such contract. Promptly upon receiving any such notice, Seller shall file a motion with the Bankruptcy Court seeking separate approval to (as the case may be) (i) assume and assign to Buyer each such executory contract and unexpired lease and such executory contract or unexpired lease will be deemed an Assigned Contract or (ii) designate such Unavailable Contract as an Excluded Asset and any liability thereunder as a Retained Liability. Cure Costs in connection with the assumption and assignment of any executory contract or unexpired lease under this Section 6.7 will be paid by the Buyer.
6.8    Collection of Certain Accounts Receivable; Payment of Certain Accounts Payable.
(a)    The Parties agree that Buyer shall prior to the date that is ninety (90) days after the Closing Date undertake all efforts to collect the Buyer Collected Excluded Receivables (as defined below) in accordance with the provisions of this Section 6.8(a), and none of the Seller or any Affiliate shall do so. “Buyer Collected Excluded Receivables” shall mean accounts receivable that meet all of the following criteria: (i) they are outstanding at the Closing Date and payable by any counterparty to an Assigned Contract, (ii) they relate to products or services provided by the Seller following the filing of the Bankruptcy Case, (iii) they constitute Excluded Assets, and (iv) they are not set forth on Schedule 6.8(a). Buyer agrees to exercise collection efforts with respect to the Buyer Collected Excluded Receivables consistent with the efforts it undertakes to collect receivables arising from the conduct of the Business following the Closing; provided, that the Buyer shall not be required to threaten to, or terminate, any ongoing relationship or threaten to or bring any proceeding, or to engage any third party, to collect such Buyer Collected Excluded Receivables. The Parties agree that any payments received from a third party obligor under a Buyer Collected Excluded Receivable shall, unless otherwise indicated by such third party to the contrary, be applied (a) in the case of Buyer Collected Excluded Receivables outstanding less than 120 days on the Closing Date to satisfaction of outstanding receivables (including but not limited to such Buyer Collected Excluded Receivables) in the chronological order of such receivables (from oldest to youngest) and (b) in the case of Buyer Collected Excluded Receivables outstanding 120 days or more on the Closing Date, first to satisfaction of all other receivables in accordance with clause (a) and then to such Buyer Collected Excluded Receivables outstanding 120 days or more on the Closing Date in the chronological order of such receivables (from oldest to youngest). The Seller hereby authorizes the Buyer to endorse and cash any checks or instruments payable or endorsed to the Seller or its order which are received by the Buyer and which relate to Buyer Collected Excluded Receivables. Buyer agrees that it shall credit against any obligation of the Seller to reimburse the Buyer with respect to accounts payable paid on behalf of the Seller pursuant to Section 6.8(b) any amounts collected by Buyer after the Closing with respect to the Buyer Collected Excluded Receivables pursuant to this Agreement (and if such amounts exceed the reimbursement obligation of the Seller pursuant to Section 6.8(b) to remit such excess amounts on the date that is ninety (90) days after the Closing Date).

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(b)    The Parties agree that Buyer shall undertake all efforts, prior to the date that is ninety (90) days after the Closing Date, to pay those trade accounts payable of the Seller relating to products or services provided to the Seller following the filing of the Bankruptcy Case by any counterparty to an Assigned Contract that are not set forth on Schedule 1.2(a)(iv) and none of the Seller or any Affiliate shall do so; provided, that the Buyer shall not be obligated to (but may in its sole discretion) make any payments of such trade accounts payable in excess of an amount equal to (x) the AP Reimbursement Escrow plus (y) the amount of Buyer Collected Excluded Receivables for which the Buyer receives payment pursuant to Section 6.8(a). To the extent that trade accounts payable of the Seller paid by the Buyer pursuant to this Section 6.8(b) exceed the amount of Buyer Collected Excluded Receivables for which the Buyer receives payment pursuant to Section 6.8(a), the Buyer shall be entitled to reimbursement from the AP Reimbursement Escrow, and, solely to the extent such AP Reimbursement Escrow is insufficient to pay in full such reimbursement obligation, the Buyer shall be entitled to an allowed administrative expense claim in the Seller’s Bankruptcy Case for such amount.
6.9    Space for CPS Services. After the Closing and until the date that is twelve (12) months after the Closing Date, Buyer shall, subject to obtaining the landlord’s consent to the extent required under the BRE Lease, provide office space to CPS LLC at the leased premises located in Boca Raton, Florida, reasonably sufficient to conduct the CPS Services; provided, however, that Buyer shall have the right, in its sole discretion, to move the CPS Services to a different location in the building.
6.10    Joint Venture. To the extent that the joint venture with Linebarger Goggan Blair & Sampson, LLP pursuant to the Linebarger Analytics & Investigative Services, LLC Joint Venture Operating Agreement dated December 21, 2011 (the “Joint Venture”), is still in effect, prior to the Closing, Buyer has elected not to acquire Seller’s equity interest in the Joint Venture and as a result (i) such equity interest in the Joint Venture will be deemed an Excluded Asset and (ii) as soon as practicable following the Closing, Seller shall take all steps necessary to dissolve the Joint Venture. Upon such dissolution, Seller shall transfer to Buyer, free and clear of all Interests, all of Seller’s right, title and interest in and to all Intellectual Property or other property that reverts to Seller upon the dissolution of the Joint Venture.
ARTICLE VII

TERMINATION
7.1    Termination of Agreement. The Parties may terminate this Agreement prior to the Closing (whether before or after the Approval Order) as provided below:
(v)    the Parties terminate this Agreement by mutual written consent;

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(w)    the Buyer may terminate this Agreement (if the Buyer is not then in material breach of any provision of this Agreement) by giving written notice to the Seller in the event the Seller is in material breach, and the Seller may terminate this Agreement (if the Seller is not then in material breach of any provision of this Agreement) by giving written notice to the Buyer in the event the Buyer is in material breach, of any representation, warranty, or covenant contained in this Agreement that would give rise to the failure of any condition set forth in Article V that has not been waived; provided, however, that in the case of a breach of a covenant, representation or warranty contained herein by any Party, the Party in breach shall have ten (10) days after receipt of written notice of such breach from the non-breaching party in which to cure such breach;
(x)    the Buyer may terminate this Agreement by giving written notice to the Seller if an Event of Default (as defined in the Super Priority Debtor in Possession Credit Agreement, dated May 14, 2013 among The Eliza Desiree Asher Trust Under Agreement Dated February 4, 1999, and The Caroline J. Asher Trust Under Agreement Dated February 4, 1999 as the Lenders and TLO, LLC, as the Borrower) occurs and the Lenders thereunder commenced exercising any of their respective rights or remedies therein with respect to an Event of Default;
(y)    the Buyer may terminate this Agreement by giving written notice to the Seller if a motion to dismiss the Bankruptcy Case or a motion to convert the Bankruptcy Case has been granted in the Bankruptcy Case;
(z)    [Reserved]
(aa)    either the Buyer or the Seller may terminate this Agreement if the Closing has not occurred by the Drop-Dead Date, unless the Closing would have occurred by the Drop-Dead Date but for the failure of the terminating Party to perform or comply with any of the covenants, agreements or conditions of this Agreement to be performed or complied with by it prior to the Closing. “Drop-Dead Date” means December 16, 2013; and
(bb)    the Buyer may terminate this Agreement by giving written notice to the Seller if the Bid Procedures Order does not remain in full force and effect, is stayed, modified, vacated, amended or revoked.
7.2    Effect of Termination. If this Agreement is terminated pursuant to Section 7.1, all obligations of the Parties hereunder shall terminate without any liability on the part of the Buyer to the Seller or the Seller to the Buyer; provided, however, that the provisions of Section 1.4 and the Escrow Agreement relating to the disbursement of the Deposit, the confidentiality provisions contained in Section 4.5, the Seller’s obligation to the Buyer to pay the Breakup Fee and Expense Reimbursement, if applicable, and all of Article VIII (other than Section 8.12) shall survive any such termination. Except for a claim of Buyer (which claim shall be an administrative expense in the Chapter 11 Case) for the Breakup Fee and Expense Reimbursement, if applicable, any claims arising out of or in connection with any Seller’s breach of any agreement or material covenant in

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this Agreement shall be treated as follows: (i) if the breach occurs prior to entry of the Approval Order or other order entered by the Bankruptcy Court approving this Agreement (as it may be otherwise amended or modified), then such claims shall be treated as unsecured claims in the Bankruptcy Case, or (ii) if the breach occurs at any time after entry of the Approval Order or other order entered by the Bankruptcy Court approving this Agreement (as it may otherwise be amended or modified), then such claims shall be treated as expenses of administration under 11 U.S.C. § 503(b)(1) of the Seller’s bankruptcy estate.
ARTICLE VIII

MISCELLANEOUS
8.1    Press Releases and Announcements. No Party shall issue any press release or announcement relating to the subject matter of this Agreement without the prior approval of the other Party; provided, however, any Party may make any public disclosure it is advised by legal counsel is required by applicable law or regulation (in which case the disclosing Party shall advise the other Parties and provide it with a copy of the proposed disclosure prior to making the disclosure).
8.2    No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.
8.3    Entire Agreement. This Agreement (including the Ancillary Agreements and any other documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, that may have related in any way to the subject matter hereof.
8.4    Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties; except that the Buyer may assign all or any portion of its rights, interests and/or obligations hereunder to one or more entities controlled by, or under common control with, the Buyer, provided that the Buyer remains primarily liable therefor with such assignee. For purposes of this Section 8.4, "control" with respect to an entity means ownership or control, directly or indirectly, of the power to appoint the majority of directors or other management authority of such entity or otherwise effectively direct the affairs of the entity, whether by agreement, ownership of shares, securities or equity interests or otherwise.
8.5    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile or .pdf signature.
8.6    Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

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8.7    Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly delivered two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to the Seller:	TLO, LLC
4530 Conference Way South
Boca Raton, FL 33431
Attention: Eliza Desiree Asher, Co-Chief Executive Officer and Sole Manager
desiree@TLO.com
Facsimile: (561) 226-9790

Copy to:	Akerman LLP 350 East Las Olas Boulevard, Suite 1600 Fort Lauderdale, FL 33301 Attention: David Ristaino, Esq. david.ristaino@akerman.com Facsimile: (954) 463-2241
and
Furr & Cohen, P.A.
One Boca Place, 2255 Glades Road, Suite 337W
Boca Raton, FL 33431
Attention: Robert C. Furr, Esq.
rfurr@furrcohen.com
Facsimile: (561) 395-0500

If to the Buyer:
TransUnion Risk and Alternative Data Solutions, Inc.
c/o TransUnion Corp.
555 West Adams Street
Chicago, Illinois 60661
Attention: John W. Blenke, Executive Vice President, Corporate General Counsel and Secretary
jblenke@transunion.com
Facsimile: (312) 466-7706

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Copy to:	Wilmer Cutler Pickering Hale and Dorr LLP 7 World Trade Center 250 Greenwich Street New York, NY 10007 Attention: Philip Anker Philip.Anker@WilmerHale.com Facsimile: (212) 230-8888
and
Wilmer Cutler Pickering Hale and Dorr LLP
1875 Pennsylvania Avenue, N.W.
Washington, D.C. 20006
Attention: Russell Bruemmer
Russell.Bruemmer@WilmerHale.com
Facsimile: (202) 663-6363
A copy of any notice of breach or default under this Agreement shall be delivered to:
Technology Investors, Inc.
1948 NE 7th Terrace
Wilton Manors, FL 33305
Attention: Michael J. Kuzy
mike.kuzy@ahearncpa.com
Facsimile: (954) 944-5056
Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, facsimile, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended. Either Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.
8.8    Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Florida.
8.9    Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Closing; provided, however, that any amendment effected subsequent to the Approval Order shall be subject to the restrictions contained in the Approval Order. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver by any Party of any default or breach of representation, warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default or breach of representation, warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

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8.10    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.
8.11    Expenses. Except for Buyer's right, if any, to the Breakup Fee and Expense Reimbursement, each Party shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.
8.12    Specific Performance. Each Party acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each Party agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in the Bankruptcy Court, in addition to any other remedy to which it may be entitled, at law or in equity.
8.13    Submission to Jurisdiction. Each Party (a) submits itself to the jurisdiction of the Bankruptcy Court in and for any action or proceeding arising out of or relating to this Agreement or the Ancillary Agreements, (b) agrees that all claims in respect of such action or proceeding may be heard and determined by any such court, (c) waives any claim of inconvenient forum or other challenge to venue in such court, (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or the Ancillary Agreements in any other court and (e) waives any right it may have to a trial by jury with respect to any action or proceeding arising out of or relating to this Agreement or the Ancillary Agreements. Each Party agrees to accept service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in Section 8.7; provided, however, nothing in this Section 8.13 shall affect the right of any Party to serve such summons, complaint or other initial pleading in any other manner permitted by applicable Law.
8.14    Construction.
(a)    The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied

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against any Party and this Agreement will be deemed to be the joint product of the Parties and will not be construed against either Party as the drafter.
(b)    Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.
(c)    Any reference to "include," "includes" or "including" shall be interpreted to be followed by the phrase "without limitation."
(d)    Any reference to $ shall be to U.S. dollars.
(e)    Any reference to any ARTICLE, Section or paragraph shall be deemed to refer to an ARTICLE, Section or paragraph of this Agreement, unless the context clearly indicates otherwise.
8.15    Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.
{Signature page follows}

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.
TransUnion Risk and Alternative Data Solutions, Inc., a Delaware corporation
By: /s/ JAMES M. PECK_______________
Name: James M. Peck
Title: President
TLO, LLC, a Florida limited liability company

By: /s/ ELIZA DESIREE ASHER________
Name: Eliza Desiree Asker
Title: Co-CEO

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GUARANTY
For good and valuable consideration, the undersigned, TransUnion Corp., a Delaware corporation and the sole stockholder of TransUnion Risk and Alternative Data Solutions, Inc., a Delaware corporation, hereby absolutely, irrevocably and unconditionally guaranties to TLO, LLC, a Florida limited liability company, the prompt payment when due of all amounts payable by TransUnion Risk and Alternative Data Solutions, Inc. to Seller under this Asset Purchase Agreement and the full and faithful performance and observance of all other terms, covenants, conditions, obligations and agreements in this Asset Purchase Agreement in favor of Seller on the part of TransUnion Risk and Alternative Data Solutions, Inc. to be performed or observed hereunder or thereunder. This Guaranty is a guaranty of payment and performance, not collection.
TransUnion Corp.
By: /s/ JAMES M. PECK______________
Name: James M. Peck
Title: President and Chief Executive Officer

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